  As filed with the Securities and Exchange Commission on April 28, 2000

                                                     Registration No. 333-65133
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                      POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM SB-2

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          AVERY COMMUNICATIONS, INC.
             (Exact name of Small Business Issuer in its Charter)

                               ----------------

        Delaware                    4899                    12-2227079
     (State or Other          Primary Standard           (I.R.S. Employer
     Jurisdiction of             Industrial             Identification No.)
    Incorporation or         Classification Code
      Organization)                Number

                               ----------------

                           190 South LaSalle Street
                                  Suite 1710
                            Chicago, Illinois 60603
                                (312) 419-0077
         (Address and telephone number of Principal Executive Offices)

                               ----------------

                               Scot M. McCormick
                          Avery Communications, Inc.
                           190 South LaSalle Street
                                  Suite 1710
                            Chicago, Illinois 60603
                                (312) 419-0077
           (Name, Address and Telephone Number of Agent for Service)

                                With a copy to:

                               Bruce A. Cheatham
                        Winstead Sechrest & Minick P.C.
                            5400 Renaissance Tower
                                1201 Elm Street
                              Dallas, Texas 75270
                                (214) 745-5213

                               ----------------

   Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date of this amendment until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   PROSPECTUS


                           AVERY COMMUNICATIONS, INC.

                     9,326,994 Shares of Common Stock

   This prospectus relates to the 9,326,994 shares of our common stock being offered by certain of our securityholders. Of such shares, 4,572,523 shares are currently outstanding and 4,754,471 shares are reserved for issuance upon exercise of options and warrants that we have granted to these securityholders or upon conversion of convertible securities held by these securityholders. We will not receive any proceeds from the sale of the shares by these selling securityholders. We may, however, receive up to approximately $5,430,248 in the event all the options and warrants held by the selling securityholders are exercised.

   Our common stock is traded on the OTC Bulletin Board under the trading symbol "ATEX." On April 24, 2000, the closing bid price for our common stock was $1.65625 and the closing asked price for our common stock was $1.875.

                               ----------------

   An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is    , 2000

                 [This page has been intentionally left blank.]

                                     AVERY

   We are a telecommunications service company providing billing and collection services for inter-exchange carriers and long-distance resellers. We provide local exchange carrier billing services for approximately 29 long-distance resellers and enhanced service providers and have the capability to bill and collect through approximately 1,300 telephone companies, including the seven regional Bell operating companies, GTE and Sprint.

   We have recently taken steps to expand our business. In September 1999, we acquired a privately held software development corporation that designs, develops and supports an integrated suite of client/server and browser-based software solutions focusing on customer acquisition and retention in the telecommunications industry, primarily utilizing decision support software and Internet technologies. This company also owns a customer care and billing system used in the telecommunications industry. For more information about this transaction, see "Recent Transactions."

   Our principal executive offices are located at 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603, and our telephone number at that address is (312) 419-0077.

                                 RISK FACTORS

   Prospective purchasers of our common stock should consider carefully the factors set forth below, as well as other information contained in this prospectus, before making a decision to invest in our common stock.

Our ability to acquire other software companies and telecommunications services providers faces substantial obstacles. Our failure to overcome any of these obstacles may materially and adversely affect our planned growth.

   A key element of our business strategy is to acquire customer management software companies and other telecommunications services providers. The success of our acquisition program will depend on our ability to overcome substantial obstacles, such as the availability of acquisition candidates, our ability to compete successfully with other potential acquirors seeking similar acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. We have limited resources and we can offer no assurance that we will succeed in consummating any additional acquisitions or that we will be able to integrate and manage any acquisitions successfully.

   We have no present commitments, understandings or plans to acquire other software companies or telecommunications service providers.

We may be required to repurchase up to 1,550,000 shares of our common stock at $2.50 per share between August and October 2000 from the former principal stockholders of Primal.

   We have made no arrangements to borrow or otherwise raise the $3,875,000 that may be required to meet our obligation to these stockholders. Based upon our present financial condition and results of operations, it would be extremely difficult, if not impossible, to borrow such amount from commercial lenders. Consequently, the financing costs that we would likely incur to obtain such financing, if available at all, would be substantial relative to the amount borrowed. Our failure to repurchase these shares as agreed would be a material default under our agreement with these stockholders. Although we presently have no other agreements where such failure would also be a default, we may have such agreements at the time such payment becomes due.

We will need substantial additional financing to fund future acquisitions.

   We will need substantial additional financing to fund our planned acquisition program and to market our new products and services aggressively. If we are not able to obtain financing, or obtain financing on terms that we consider acceptable, our acquisition program would be materially adversely affected.

Our business at HBS Billing Services is largely dependent on two customers that accounted for approximately 72% of our call records processed in 1999. In addition, Primal's business is largely dependent on two customers that accounted for approximately 59% of Primal's software license and service revenue during the three-month period ended December 31, 1999. The loss of any one of these customers would materially and adversely affect our results of operations.

   One of the HBS Billing Services customers accounted for 46% of our call records processed and the other accounted for 26% of our call records processed between January 1, and December 31, 1999.

   One of the Primal customers accounted for 38% of Primal's license and service revenue and the other accounted for 21% of this revenue for the three-month period ended December 31, 1999.

We face substantial competition in the billing clearinghouse industry, and many of our competitors are larger and have more resources than we have. We may not be able to compete successfully with existing or future competitors.

   Our major competitors in the local exchange carrier billing clearinghouse industry are Billing Concepts Corp. and OAN Services, Inc., a wholly owned subsidiary of nTeleCom Holdings, Inc. Competition among the local exchange carrier billing clearinghouses is based on the quality of information reporting, collection history, the speed of collections, the ability to factor a long-distance reseller's accounts, and the price of services. Our competitors have greater name recognition and have, or have access to, substantially greater financial and personnel resources than those available to us.

HBS Billing Services is a billing clearinghouse. Therefore, its business is dependent both on the local exchange carriers' continuing to accept its call records, and continuing to do so on reasonable terms, and its customers' continuing to need its billing services.

   The success of our business to date has been largely attributable to our having contracts with the regional Bell operating companies, Sprint, GTE and other local exchange carriers. This permits us to bill for telecommunications services provided by our customers throughout the United States. If the local exchange carriers were not to renew our existing contracts, or were to terminate our contracts, our ability to bill for our customers on a nation-wide basis could be adversely affected. While we have not received any notice of any local exchange carriers' intention to refuse renewal or to terminate, the current regulatory environment has raised the visibility of third-party billing in the local exchange carriers.

   If the local exchange carriers were to increase the costs payable by our customers for including our customers' charges on the local exchange carrier bills, it could make our customers' operations less profitable or not profitable. This could result in our customers seeking alternative billing arrangements. Our customers could enter into billing arrangements with companies, other than the local exchange carriers, that would bill their customers directly, or, in some instances, our customers could begin billing directly for their services without the use of any third party. It is also possible that some of our customers could determine that it would be financially beneficial to them to install a direct billing system.

Substantially all of our outstanding common stock is freely tradable and may be sold into the market at any time, and another approximately 4.8 million shares not yet issued will be freely tradable immediately upon issuance. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

   The approximately 4.8 million shares that are not yet issued but which will be freely tradable immediately upon issuance represent an increase in our presently outstanding common stock of approximately 54%. The market price of our common stock could drop significantly if the holders all our freely tradable shares sell them or are perceived by the market as intending to sell them.

Our common stock trades only sporadically and has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk of loss to persons owning our common stock.

   Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

We are not required to meet or maintain any listing standards for our common stock to be traded on the OTC Bulletin Board.

   The OTC Bulletin Board is separate and distinct from The Nasdaq Stock Market. Although the OTCBB is a regulated quotation service operated by The Nasdaq Stock Market that displays real-time quotes, last sale prices, and volume information in over-the-counter equity securities like our common stock, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be traded on the OTCBB. Our common stock does not presently meet the minimum listing standards for listing on The Nasdaq Stock Market or any national securities exchange.

We are required to pay substantial preferential dividends to holders of our preferred stock.

   Holders of our preferred stock are entitled to preferential quarterly dividends before any common stock dividends are declared or paid. The amount of these dividends is presently approximately $287,000 annually. Upon our liquidation, dissolution or winding-up, holders of our preferred stock are each entitled to receive a liquidation distribution, plus any accumulated dividends to date before the holders of common stock receive any distributions.

                    A NOTE ABOUT FORWARD-LOOKING STATEMENTS

   The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  . the uncertainties and/or potential delays associated with respect to integrating Primal following the Primal acquisition;

  . our ability to acquire additional complementary customer management software/services providers on terms favorable to us;

  . the passage of legislation or court decisions adversely affecting the telecommunications industry;

  .  our ability to repay our outstanding indebtedness;

  .  competition in the telecommunications industry; and

  .  the advent of new technology.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to release publicly any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the common stock by the selling securityholders. We may, however, receive up to approximately $5,430,248 in the event all the options and warrants held by the selling securityholders are exercised.

                              PLAN OF DISTRIBUTION

   We are registering the shares of our common stock described in this prospectus for the selling securityholders named below under the caption "Selling Securityholders." We are registering the common stock to satisfy our obligations under agreements with some of the selling securityholders to register their common stock so that their shares will be freely tradable and to provide our affiliates with freely tradable shares of our common stock. Subject to the limitations on the use of this prospectus described below, the "selling securityholders" also includes persons who receive shares as a gift from a selling securityholder, commonly known as donees, and persons who receive shares from a selling securityholder as collateral to secure a loan, commonly known as pledgees, selling shares received from a named selling securityholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling securityholders. Sales of the shares may be made by selling securityholders from time to time in one or more types of transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling securityholders.

   The selling securityholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

   The selling securityholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling securityholder, including in connection with distributions of the common stock by such broker-dealers. The selling securityholders may enter into option or other transactions with broker-dealers that involve the delivery of their shares to the broker-dealers, who may then resell or otherwise transfer such shares. The selling securityholders may also loan or pledge their shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, may sell or otherwise transfer the pledged shares.

   The selling securityholders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify some of the selling securityholders for liabilities they incur for selling their shares using this prospectus, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act.

   Because selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative rules under the Securities Exchange Act, including Regulation M, may apply to their sales in the market.

   Selling securityholders also may resell all or a portion of their common stock in open market transactions in reliance upon the SEC's Rule 144, provided they meet the criteria and conform to the requirements of such Rule.

   Upon our being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of such selling securityholder's shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement or an amendment to this prospectus disclosing the name of each such selling securityholder and of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold, the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and the other facts material to the transaction. In addition, upon our being notified by a selling securityholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

   Sales of a substantial number of shares of the common stock in the public market by the selling securityholders or even the potential of such sales could adversely affect the market price for our common stock, which could have a direct impact on the value of the shares being offered by the selling securityholder.

                            SELLING SECURITYHOLDERS

   The following table sets forth the name, number of shares of common stock and the number of shares underlying the warrants and convertible securities owned by each selling securityholder. Since the selling securityholders may sell all, a portion or none of their shares, no estimate can be made of the aggregate number of shares that may actually be sold by any selling securityholder or that may be owned by any selling securityholder upon completion of this offering.

   The shares offered by this prospectus may be offered from time to time by the selling securityholders named below (based on the number of shares of common stock, warrants and convertible securities held on April 20, 2000).

                               Common Stock Underlying
                               ---------------------------              Total
                                              Convertible    Common   Shares to
Name                            Warrants      Securities      Stock    be Sold
----                           ------------  -------------  --------- ---------
Aguilar, Betty...............        10,000                              10,000
Aikman, Robert Edwin.........                        8,000     30,000    38,000
Bank One of Texas(1).........                               1,036,664 1,036,664
Bard, Ralph M. III...........         7,154                               7,154
Box, Harold D................                                 111,111   111,111
Brown, Eric..................                                   7,238     7,238
Brown, Eric and Ian..........                       25,000               25,000
Brown, Ian...................                                   7,238     7,238
Brown, Spencer...............        75,000                              75,000
Brown, Stephen...............       100,000                             100,000
Burquin, Mary B..............         6,965                               6,965
Burroughs, Anita.............           500                                 500
Camomille Limited(2).........                                 100,000   100,000
Cornerhouse Limited
 Partnership(3)..............                       30,000     83,419   113,419
Curiel, Giulio...............         9,000                               9,000
Danilan Investments Inc.(4)..                                 133,333   133,333
Davis, Carol.................                       25,000      6,143    31,143
Deloitte & Touche............                                  50,000    50,000
Der Uto Bank.................                                  40,037    40,037
Dickson, Katharine B.........         6,965                               6,965

                                 Common Stock Underlying
                                 --------------------------             Total
                                               Convertible   Common   Shares to
Name                              Warrants     Securities     Stock    be Sold
----                             -----------  ------------- --------- ---------
Dunn, Edward L.................                               101,852   101,852
Dunn, Philip S.................                                18,518    18,518
Eastern Virginia SBIC(5).......      126,000        280,000   245,000   651,000
El Camino Real.................                                 1,875     1,875
Fay, Margaret H., Trustee,
 Margaret H. Fay Living Trust..                       8,000               8,000
Felberbaum, Roger..............       20,000                             20,000
Fisher, Mark...................                      40,000     9,829    49,829
Franklin Capital Corporation...                     350,000 1,295,938 1,645,938
Gaines, John Joseph............                       3,333     5,024     8,357
Goldsmith, Bret................        1,000                              1,000
Gorum, Renee...................        2,500                              2,500
Goss, Dianne...................        2,500                              2,500
Greenbaum, John................       75,000                             75,000
Griffith, H. Tom Trustee UTA...                                10,542    10,542
Harrison, Edward J. III........       45,286                    4,501    49,787
Hayes, James E. Trustee UTA....                                10,542    10,542
Hickman, Carla.................          500                                500
Horkey, Jill...................        1,500                              1,500
Isham, Robert T., Jr...........      120,284          3,333       806   124,423
Isham, Robert T., Trustee UTA..       21,084                             21,084
Isham, Robert T., Jr., Trustee
 UTA...........................       21,084                             21,084
Keene, Tom.....................        1,000                              1,000
Keil, Bryant L.................       42,168                             42,168
Keisel, Christina..............          500                                500
Kownatzki, Vickie..............        1,000                              1,000
Lindauer, Alan.................       75,000                             75,000
Lowy, John.....................       50,000                             50,000
Manolita S.A.(6)...............                                33,333    33,333
McCormick, Scot................       75,000                   20,000    95,000
McNitt, Willard................                       8,000    52,168    60,168
Mechler, David W...............       12,500                             12,500
Mews, Inc.(7)..................                                67,799    67,799
Mitchell United Financial
 Services......................                                 1,875     1,875
Montgomery, Thomas.............       90,000                             90,000
Muensler, Katherine............        2,500                              2,500
Nielsen, Mark J................      925,000                            925,000
Orb, John A....................       42,168                             42,168
Orbitrex Venture Funding,
 Inc.(8).......................                                50,000    50,000
Pearlman, Leonard..............                      16,000              16,000
Peipers, David.................                      10,000    27,818    37,818
Phipps, Norman.................       55,000                             55,000
Ramirez, M.F...................                                 1,875     1,875

                                  Common Stock Underlying
                                  -------------------------            Total
                                              Convertible   Common   Shares to
Name                               Warrants    Securities    Stock    be Sold
----                              ----------- ---------------------- ---------
Sabina International S.A.(9).....      42,500                 14,507    57,007
Safra Bank.......................                             33,333    33,333
Salizar, Luz.....................       3,000                            3,000
Schneider, Henry N...............      16,256                           16,256
Schneider, Lawrence I............      16,256                           16,256
Schneider, Henry, Amy, Scot......                  100,000             100,000
Smith Barney Custodian for the
 IRA of John J. Gaines, III......                              8,436     8,436
Smith Barney Custodian for the
 IRA of
 John Leonard Huff...............                    3,333               3,333
Stanley Associates(10)...........                   34,000              34,000
Stern, Russell T., Jr............     153,036       90,000   118,116   361,152
Stern, William...................                   10,000     5,790    15,790
Swift, Bryan M...................                             42,168    42,168
Swift, John S., III..............      18,480                 23,688    42,168
Swift, Stewart G.................      49,000                 35,336    84,336
Teman, Wade......................                              5,000     5,000
Terivian Enterprises, Inc.(11)...                            266,666   266,666
Thurston Group, Inc.(12).........                  910,000    90,417 1,000,417
Valle, Beatrice..................       1,500                            1,500
Waveland, LLC(13)................     465,286                101,000   566,286
Weaver, Deborah..................       5,000                            5,000
Webb, Joseph W...................                             64,815    64,815
Welsh, Mary E....................                                625       625
Yael AG fur Finanz und
 Handel(14)......................                            133,333   133,333
Ybarra, Thresa...................       1,000                            1,000
Young, James A...................                             64,815    64,815
Zavala, Hector...................       5,000                            5,000
                                  -----------  ----------- --------- ---------
                                    2,800,472    1,953,999 4,572,523 9,326,994
                                  ===========  =========== ========= =========

--------
(1) All of these shares are held in escrow for the benefit of the former owners of HBS. Mr. Haynes holds an irrevocable proxy for these shares.

(2) The ultimate beneficial owner of these shares is Signor Mazzorlari.

(3) The ultimate beneficial owner of these shares is David Peipers.

(4) The ultimate beneficial owner of these shares is Paul Downs.

(5) Now known as Waterside Capital Corporation.

(6) The ultimate beneficial owner of these shares is C. H. DeChang.

(7) The ultimate beneficial owner of these shares is Russell T. Stern, Jr.

(8) The ultimate beneficial owner of these shares is Alfred Mendelsohn, who was previously listed as a selling securityholder.

(9) The ultimate beneficial owner of these shares is Jean-Luc Jourdan.

(10) The ultimate beneficial owner of these shares is Stanley Schulman.

(11) The ultimate beneficial owner of these shares is Hardy Erler.

(12) The ultimate beneficial owners of these shares are Patrick J. Haynes, III and Russell T. Stern, Jr.

(13) The ultimate beneficial owner of these shares is Patrick J. Haynes, III.

(14) The ultimate beneficial owner of these shares is Beatrice Gyssler.

                          PRICE RANGE OF COMMON STOCK

   The common stock is quoted and traded on a limited and sporadic basis on the OTC Bulletin Board operated by the NASDAQ Stock Market, Inc. under the trading symbol "ATEX." The limited and sporadic trading does not constitute, nor should it be considered, an established public trading market for the common stock. The following table sets forth the high and low closing bid and asked prices for our common stock for the periods indicated, as reported by the National Quotation Bureau LLC. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                                   Closing Bid    Closing Asked
                                                  -------------- ---------------
                                                   High    Low    High     Low
                                                  ------- ------ ------- -------
Year Ended December 31, 1998
 First Quarter...................................  3.5625   1.75  3.9375    2.25
 Second Quarter..................................  3.1875  2.125   3.375   2.375
 Third Quarter................................... 3.21875      2   3.375    2.25
 Fourth Quarter..................................  2.3125 1.1875    2.75  1.3125
Year Ended December 31, 1999
 First Quarter...................................       2 1.3125  2.1875    1.50
 Second Quarter..................................    1.75 1.4375       2 1.53125
 Third Quarter...................................  1.4375   0.25 1.53125  0.8125
 Fourth Quarter..................................  1.9375   0.75       2  0.9375
Year Ending December 31, 2000
 First Quarter...................................   4.875   1.75       5   1.875

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business. We also presently have outstanding preferred stock that presently requires us to accrue dividends in the amount of approximately $71,500 every quarter. The holders of our outstanding preferred stock are entitled to receive all accrued dividends before we can pay any dividends on our common stock. In addition to the terms of our outstanding preferred stock, it is anticipated that the terms of future debt and/or equity financings may restrict the payment of cash dividends. Therefore, the payment of any cash dividends on the common stock is unlikely.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following discussion should be read in conjunction with the consolidated financial and related notes and the other financial information included elsewhere in this prospectus.

Primal Acquisition

   In March 1999, Avery entered into a merger agreement with Primal and certain shareholders of Primal. Pursuant to this agreement, Primal was purchased effective as of October 1, 1999. Primal is a software development company that designs, develops and supports an integrated suite of client/server and browser-based software solutions focusing on customer acquisition and retention in the communications industry, primarily utilizing decision support software and Internet technologies. As part of this merger, Avery also acquired Primal Billing Solutions, Primal's subsidiary, which sells and supports convergent billing, customer care and mediation system software products. The transaction was accounted for using the purchase method of accounting with revenues and expenses of Primal being included in Avery's operations from the acquisition date. Therefore, the following information includes Primal's operating results for the three months ended December 31, 1999.

Recent Events

 HBS Billing Services Conversion to Corporation

   HBS Billing Services was converted from a Texas limited partnership to a corporation named HBS Billing Services Company effective February 15, 2000. In connection with the conversion, Avery-HBS, Inc., the legal entity which owned the 1% general partnership interest of HBS Billing Services, became the owner of 100% of the stock of HBS Billing Services Company. Avery-HBS intends to reincorporate in Delaware and to change its name to Thurston Communications Corporation. HBS Billing Services Company will then become a wholly owned subsidiary of Thurston Communications Corporation, which in turn will be a wholly owned subsidiary of Avery. These changes were and are being made in anticipation of the spin-off of Thurston Communications discussed below.

 Thurston Communications Spin-Off

   On February 29, 2000, our board of directors approved the spin-off of Thurston Communications. Thurston Communications is a holding company and its only operating subsidiary is HBS Billing Services. Essentially, the spin-off of Thurston Communications is a spin-off of HBS Billing Services. The spin-off will be accomplished through a distribution of one share of Thurston Communications for each share of Avery held by stockholders as of the record date for the spin-off. The board of directors approved the spin-off primarily due to the fact that it appears that investors will be better able to understand the Primal and HBS Billing Services businesses in separate entities rather than being combined into one entity. The exercise and conversion prices of our stock warrants, options and convertible securities will all be adjusted to reflect the spin-off. The valuation of the Thurston Communications stock to be distributed will be determined through an appraisal of the HBS Billing Services business. For accounting purposes, the spin-off will be recorded at book value since HBS Billing Services is an ongoing business. The spin-off will be a taxable transaction for federal income tax purposes. The financial information contained in this document presents HBS Billing Services as a discontinued operation due to the spin-off. Accordingly, the amounts in the statement of operations through the provision for income taxes are Primal's plus expenses of Avery not associated with the discontinued operations segment.

Selected Financial Information Line Item Explanations

   Avery's continuing revenues are primarily derived from Primal's sale of software licenses and related services to telecommunications and Internet carriers. Primal's revenues are derived from 28 customers located throughout the world. Software license fees charged by Primal include one time and recurring license charges, and license upgrade charges for its customer care and billing, intelligent mediation, and customer relationship management products. Software license fees are volume sensitive and generally are based on the number of subscribers, call records, or number of users. Primal also generates revenue from providing services relating to its software products. These services include maintenance fees, installation services, training, and custom software development.

   Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of the American Institute of Certified Public Accountants Statement of Position 97-2, as amended, are met. If the requirements of SOP 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenue from post-contract customer support is deferred and recognized ratably over the term of the contract. Revenues from services are recognized as the services are performed under the agreements.

   Primal believes that future license revenues will be generated from three sources: license fees from new customers; license fees for new products to existing customers; and growth in the subscriber base, call record volume and/or number of software users of its existing customers, which will lead to increased revenue from these volume-based licenses.

   Cost of revenues includes hardware costs and software license fees paid to third-parties under equipment resale and technology license arrangements, as well as all costs associated with the customer service organization, including staffing expenses, travel, communications costs, and other support costs related with installing, training, providing help desk services, and customization for Primal's software products.

   Operating expenses are comprised of sales and marketing costs, research and development, and general and administrative costs. Sales and marketing costs include salaries and benefits, commissions, trade shows, advertising and promotional and presentation materials. Research and development costs consist of salaries and benefits and other support costs. General and administrative costs consist of general management and support personnel salaries and benefits, information systems costs, legal and accounting fees, travel and entertainment costs and other support costs.

   Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, goodwill and other intangibles. Asset lives range between three and fifteen years.

   Since the components of "Other income, net" change on a period to period basis, the items included in this line are explained in the analysis below.

   The results on the "Discontinued operations" lines represent the results of operations for the respective periods for HBS Billing Services, a wholly-owned subsidiary which is being spun-off. See "Thurston Communications Spin Off" discussed above.

Results of Operations for the Twelve Months Ended December 31, 1999 and 1998

   The following table sets forth selected income statement lines in actual dollars. The Statement of Operations Data are derived from Avery's calendar 1999 and 1998 audited financial statements.

Statement of Operations Data:

                                                            December 31,
                                                       -----------------------
                                                          1999        1998
                                                       ----------  -----------
Operating revenues.................................... $4,547,703  $       --
Cost of revenues......................................  1,069,108          --
                                                       ----------  -----------
Gross profit..........................................  3,478,595          --
Operation expenses (excluding DD&A)...................  2,863,613      804,581
Depreciation and amortization expense (DD&A)..........    192,642          --
                                                       ----------  -----------
Operating income......................................    422,340     (804,581)
Other income (expense), net...........................   (366,276)    (511,741)
Provision for income taxes............................   (137,651)         --
Discontinued operations Income (Loss).................  2,758,651       (7,156)
                                                       ----------  -----------
  Net income (loss)................................... $2,677,064  $(1,323,478)
                                                       ==========  ===========

Operating Revenues

   Total Avery revenue for the twelve months ended December 31, 1999 which is Primal's revenue for the three months ended December 31, 1999 was $4,547,703. License revenue for the three months ended December 31, 1999 was $1,639,314, or 36% of total revenue. License revenue includes sales of new licenses and upgrades to existing customer licenses. Service revenue for the three months ended December 31, 1999 was $2,908,389, or 64% of total revenue. Service revenue includes revenue from maintenance contracts, installation services, training services, and custom software development contracts. International customers accounted for 59% of total revenue versus 41% from domestic customers.

Cost of Revenues

   Total Avery cost of revenue for the twelve months ended December 31, 1999 which is Primal's cost of revenues for the three months ended December 31, 1999 was $1,069,108, or 24% of total revenues. Cost of revenues consists primarily of hardware costs and license fees paid to third parties under equipment resale and technology license arrangements which were not significant during the period, as well as all costs associated with the customer service organization, which include staffing expenses, travel, communications costs, and other support costs related with installing, training, providing help desk services, and doing customization for Primal's software products. Customer service organization costs were $1,018,602 for the three months ended December 31, 1999.

Operating Expenses

   Consolidated operating expenses (excluding depreciation and amortization expense) increased $2,059,032 from $804,581 in 1998 to $2,863,613 in 1999 primarily due to including Primal operating expenses of $1,594,597 for the three months ended December 31, 1999. Primal's operating expenses include charges for sales and marketing, research and development, and general and administrative expenses. Operating expenses related to Avery increased $464,435 from $804,581 in 1998 to $1,269,016 in 1999, primarily as a result of increased salaries at Avery and travel related to the Primal acquisition.

Depreciation and Amortization

   Depreciation and amortization expense was $192,642 in 1999, and $0 in 1998. The increase is due to the addition of Primal's depreciation and amortization expense for the three months ended December 31, 1999.

Operating Income (Loss) from Continuing Operations

   Operating income for 1999 was $422,340, as compared to an operating loss of $804,581 for 1998. Operating income for 1999 includes Primal's operating income of $1,691,356 for the three months ended December 31, 1999. Operating loss related to Avery was $(1,269,016) for 1999 and $(804,581) for 1998. The
increase in operating deficit was primarily due to an increase in salaries at Avery and travel related to the Primal acquisition.

Other Income (Expense), Net

   Other income (expense), net decreased to $366,276 of net expense in 1999 from $511,741 of net expense in 1998. These amounts consist of interest expense and other income (expense). Interest expense for 1999 was $372,625, as compared to $511,741 in 1998. The decrease is primarily attributable to repayment of a $1,000,000 loan in July of 1998 offset by $67,265 of interest relating to Primal notes for the three months ended December 31, 1999.

Income Taxes

   An income tax provision of $137,651 was recorded for the year ended December 31, 1999. The significant difference between the tax provision for calendar 1999 and $19,062, the income from continuing operations at the statutory tax rate, is due to permanent and temporary book vs. tax differences. These differences consist of non-deductible meals and entertainment, amortization, allowance for bad debt and accrued vacations.

Income (Loss) from Discontinued Operations

   Income from discontinued operations was $2,758,651 in 1999, including applicable income tax benefit of $118,413 for the year ended December 31, 1999. Loss from operations was $7,156 in 1998. The increase in income from discontinued operations was primarily due to a $4.3 million loss in connection with terminated customers recorded in 1998 which did not recur in 1999 and an increase in Hold Billing Services' sales of $4.1 million from $19.6 million in 1998 to $23.7 million in 1999.

Liquidity

   Avery's cash balance increased to $1,777,015 at December 31, 1999, from $867,198 at December 31, 1998, primarily due to cash collected from Primal customers in the fourth quarter of 1999. Avery's working capital position at December 31, 1999 was a negative $3.4 million compared to a negative $7.0 million as of December 31, 1998. The improvement is primarily due to a $4.0 million decrease in current liabilities in discontinued operations resulting from a significant increase in operating volumes. Net cash provided by operating activities, excluding discontinued operations, was $700,000 for calendar 1999, as compared to cash used by operating activities of $(1,303,000) for 1998. The increase was primarily due to net income generated by Primal during the three months ended December 31, 1999.

   Avery generated proceeds from the sale of common and preferred stock of $0 during 1999 and $200,000 during 1998. Avery also paid dividends of and redeemed preferred stock in amounts totaling $468,000 during 1999 and $1,900,000 during 1998.

   Capital expenditures amounted to $316,000 during 1999 and $0 during 1998. Expenditures for 1999 relate primarily to the purchase of computer equipment and software and to a lesser extent furniture and fixtures.

   Acquisition costs in 1999 totaled $357,000. These costs are comprised of professional fees relating to the Primal acquisition.

   Avery's operating cash requirements consist principally of working capital requirements, software development costs, sales and marketing costs, scheduled payments of principal on its outstanding indebtedness and capital expenditures. As part of the proposed spin-off of Thurston Communications, Thurston Communications will provide Avery with $2.5 million in cash. In addition, Avery has another firm commitment for $2.0 million and is in the process of raising additional capital for a total in the $8.0 to $10.0 million range.

New Accounting Standards

   Management of Avery does not anticipate the adoption of any new standards recently issued by the Financial Accounting Standards Board will have a material impact on Avery's financial position or results of operations.

Year 2000 Update

   During 1999 we undertook initiatives to ensure that our systems were Year 2000 compliant. As of the date of this filing, we have not experienced any disruption of our operations due to Year 2000 issues. The cost of Year 2000 modifications have not been significant and no additional Year 2000 costs are anticipated.

Obligations Under Employment Agreements

   Avery has employment agreements with its management requiring Avery to pay specified amounts as annual base salaries and certain bonuses. Current aggregate minimum annual cash compensation under the agreements is $543,000, which will be funded from working capital. Additional bonuses are at the sole discretion of Avery's Board of Directors. Avery is also required to maintain a profit sharing plan for the benefit of its employees.

   In connection with the Primal acquisition, three principal Primal shareholders entered into employment agreements with Primal as the surviving corporation in the merger. Avery estimates that the minimum annual cash compensation under these agreements will be approximately $539,000, which will be funded from working capital.

                                    BUSINESS

General

   Avery is a telecommunications service company which, through its operating subsidiaries, HBS Billing Services Company and Primal Solutions, Inc., is engaged in providing billing and collection services for inter-exchange carriers and long-distance resellers and in providing customer care systems, mediation systems and customer relationship management decision support systems to telecommunications carriers.

HBS Billing Services Company

 General

   HBS Billing Services Company is a third-party billing clearinghouse for the telecommunications industry. HBS Billing Services' customers consist primarily of direct dial long distance telephone companies. HBS Billing Services maintains billing arrangements with approximately 1,300 telephone companies that provide access lines to, and collect for services from, end-users of telecommunication services. HBS Billing Services processes transaction records and collects the related end-user charges from these telephone companies for its customers.

   HBS Billing Services' customers use HBS Billing Services as a billing clearinghouse for processing records generated by their end-users. Although such carriers can bill end-users directly, HBS Billing Services provides these carriers with a cost-effective means of billing and collecting residential and small commercial accounts.

   HBS Billing Services acts as an aggregator of telephone call records and other transactions from various sources, and, due to its large volume, receives discounted billing costs from the telephone companies and can pass on these discounts to its customers. Additionally, HBS Billing Services can provide its services to those long distance resellers that would otherwise not be able to make the investments necessary to meet the minimum fees, systems, infrastructure and volume commitments required to establish and maintain relationships with the telephone companies.

   HBS Billing Services is obligated to pay minimum usage charges over the lifetime of most local exchange carrier billing contracts. Each contract has a minimum usage amount which relates to HBS Billing Services' customers' sales volume to be processed through the local exchange carrier. The remaining minimum usage for significant contracts at December 31, 1999, totaled $6.1 million through 2003. As a frame of reference, customers' sales processed by HBS Billing Services relating to all contracts in January, 2000 were approximately $35.6 million. A portion of this amount applies to the minimum usage requirements. The billing and collection agreements do not provide for any penalties other than payment of the obligation should the usage levels not be met. HBS Billing Services has met all such volume commitments in the past and anticipates exceeding the minimum usage volumes with all of these vendors.

   HBS Billing Services also provides enhanced billing services for transactions related to providers of premium services or products that can be billed through the local telephone companies, such as Internet access, voice mail services, and other telecommunications charges, although this business was significantly reduced in 1999.

 Industry Background

   Billing clearinghouses in the telecommunications industry developed out of the 1984 breakup of AT&T and the Bell System. In connection with the breakup, the local telephone companies that make up the regional Bell operating companies, Southern New England Telephone, Cincinnati Bell and GTE, were required to provide billing and collection services on a nondiscriminatory basis to all carriers that provided telecommunication services to their end-user customers. Due to both the cost of acquiring and the minimum charges associated with many of the local telephone company billing and collection agreements, only the largest long distance carriers, including AT&T, MCI and Sprint, could afford the option of billing directly through the local telephone companies. Several companies, including HBS Billing Services, entered into these billing and collection agreements and became aggregators of telephone call records of third-tier long distance companies, thereby becoming "third-party clearinghouses." Today, HBS Billing Services provides billing clearinghouse services to approximately 29 customers in the telecommunications industry.

   Third-party clearinghouses such as HBS Billing Services process these telephone call records and other transactions and submit them to the local telephone companies for inclusion in their monthly bills to end-users. Generally, as the local telephone companies collect payments from end-users, they remit them to the third-party clearinghouses who, in turn, remit payments to their customers.

 Billing Clearinghouse Services

   In general, HBS Billing Services performs billing clearinghouse services under billing and collection agreements with local telephone companies. HBS Billing Services performs direct dial long distance billing, which is the billing of "1+" long distance telephone calls to individual residential customers and small commercial accounts. In addition, HBS Billing Services performs enhanced billing clearinghouse services for other telecommunication services, such as Internet access, paging services, and voice mail services.

 Billing Process

   Local telephone company billing relates to billing for transactions that are included in the monthly local telephone bill of the end-user as opposed to a direct bill that the end-user would receive directly from the telecommunications or other services provider.

   HBS Billing Services' customers submit telephone call record data in batches on a daily to monthly basis, but typically in weekly intervals. The data is submitted electronically.

   HBS Billing Services, through its proprietary software, sets up an account receivable for each batch of call records that it processes and processes the record to determine its validity. HBS Billing Services then submits the relevant billable telephone call records and other transactions to the appropriate local telephone company for billing and collection. HBS Billing Services monitors and tracks each account receivable by customer and by batch throughout the billing and collection process.

   The local telephone companies then include the charges for these telephone call records and other transactions in their monthly local telephone bills, collect the payments and remit the collected funds to HBS Billing Services for payment to its customers.

   The complete cycle can take up to 18 months from the time the records are submitted for billing until all bad debt reserves are "trued up" with actual bad debt experience. However, the billing and collection agreements provide for the local telephone companies to purchase the accounts receivable, with recourse, within a 42- to 90-day period. The payment cycle from the time call records are transmitted to the local telephone companies to the initial receipt of funds by HBS Billing Services is, on average, approximately 50 days.

   HBS Billing Services accrues for end-user customer service refunds, holdback reserves and certain adjustments charged to HBS Billing Services by the local telephone companies. HBS Billing Services reviews the activity of its customer base to detect potential losses. If there is uncertainty with respect to an account in an amount which exceeds its holdback reserve, HBS Billing Services can discontinue paying the customer in order to hold funds to cover future end-user customer service refunds, bad debt and unbillable adjustments. If a customer discontinues doing business with HBS Billing Services and there are insufficient funds being held to cover future refunds and adjustments, HBS Billing Services' only recourse is through legal action.

   HBS Billing Services processes the tax records associated with each customer's submitted telephone call records and other transactions and files certain federal excise and state and local telecommunications-related tax returns covering such records and transactions for its customers. HBS Billing Services currently submits state and local tax returns for its customers in over 500 taxing jurisdictions.

   HBS Billing Services provides end-user customer service for billed telephone records. This service allows end-users to make inquiries regarding transactions for which they were billed directly to HBS Billing Services' customer service call center. HBS Billing Services' customer service telephone number is included in the local telephone company bill to the end-user, and HBS Billing Services' customer service representatives are authorized to resolve end-user disputes regarding such transactions.

   HBS Billing Services' operating revenues consist of a processing fee that is assessed to customers either as a fee charged for each telephone call record or other transaction processed, and a customer service inquiry fee that is assessed to customers as a fee charged for each billing inquiry made by end-users. Any fees charged to HBS Billing Services by local telephone companies for billing and collection services are also included in revenues and are passed through to the customer.

 Operations

   HBS Billing Services' billing clearinghouse services are highly automated through HBS Billing Services' proprietary computer software. The staff required to provide HBS Billing Services' billing clearinghouse and information management services is largely administrative and the number of employees is not directly volume sensitive. All of HBS Billing Services' customers submit their records to HBS Billing Services using electronic transmission protocols directly into HBS Billing Services' electronic bulletin board or over the Internet. These records are automatically accessed by HBS Billing Services' proprietary software, processed, and submitted to the local telephone companies. Upon completion of the billing process, HBS Billing Services provides reports relating to billable records and returns any unbillable records to its customers electronically through the bulletin board or through the Internet.

   HBS Billing Services has made a significant investment in computer systems so that its customers' call records are processed and ready to be submitted to the local telephone companies in a timely manner, generally within 24 hours of receipt by HBS Billing Services.

   HBS Billing Services' contracts with its customers provide for the billing services required by the customer, specifying, among other things, the services to be provided and the cost and term of the services. Once the customer executes an agreement, HBS Billing Services updates tables within each of the local telephone companies' billing systems to control the type of records processed, the products or services allowed by the local telephone companies, and the printing of the customer's name on the end-user's monthly bill. While these local telephone company tables are being updated, HBS Billing Services' technical support staff tests the customer's records through its proprietary software to ensure that the records can be transmitted to the local telephone companies.

   HBS Billing Services maintains a relatively small direct sales force and accomplishes most of its marketing efforts through active participation in telecommunications industry trade shows and advertising in trade journals and other industry publications.

 Customers

   HBS Billing Services provides billing and information management services to the following categories of telecommunications services providers:

  . Inter-exchange Carriers or Long Distance Companies: Facilities-based carriers that possess their own telecommunications switching equipment and networks and that provide traditional land line direct dial telecommunications services.

  . Switchless Resellers: Marketing organizations, affinity groups, and aggregator operations that buy direct dial long distance services in volume at wholesale rates from a facilities-based long distance company and sell it back to individual customers at market rates.

  . Information Providers: Companies that provide various forms of information or voice mail services to subscribers.

   Other customers include suppliers of various forms of telecommunications equipment, Internet services and paging companies.

   HBS Billing Services has two material customers which represented 46% and 26%, respectively, of total call records processed in calendar 1999.

 Competition

   HBS Billing Services operates in a highly competitive segment of the telecommunications industry. Competition among the clearinghouses is based on the quality of information reporting, program flexibility, collection history, the speed of collections, the price of services and availability of an advanced funding program. Except for Billing Concepts Corp., all other third-party clearinghouses are either privately held or are part of a larger parent company. Management believes, based on publicly available independent industry research reports, that Billing Concepts is presently the largest participant in the third-party clearinghouse industry in the United States, followed by OAN Services, Inc. These competitors and other third-party clearinghouses have greater name recognition than HBS Billing Services, and have, or have access to, substantially greater financial and personnel resources than those available to HBS Billing Services.

   As a large user of local exchange carrier billing services, HBS Billing Services enjoys favorable rates and passes the benefits of its buying power on to its customers. We believe that HBS Billing Services enjoys a good reputation within the industry for the timeliness and accuracy of its collections and disbursements to customers.

   Several significant challenges face potential new entrants in the local telephone company billing services industry. The cost to acquire the necessary billing and collection agreements is significant, as is the cost to develop and implement the required systems for processing telephone call records and other transactions. Additionally, most billing and collection agreements require a user to make substantial monthly or annual volume commitments. Given these factors, the average cost of billing and collecting a record could hinder efforts to compete effectively on price until a new entrant could generate sufficient volume. The price charged by most local telephone companies for billing and collection services is based on volume commitments and actual volumes being processed.

   Since most customers in the billing clearinghouse industry are under contracts with a minimum term of at least one year, penetration of the existing market will be difficult. In addition, a new entrant must be financially sound and have system integrity because funds collected by the local telephone companies flow through the third-party clearinghouse, which then distributes the funds to the customer whose traffic is being billed.

 Insurance

   Avery does not maintain errors and omissions insurance for the business conducted by HBS Billing Services.

 Employees

   At December 31, 1999, HBS Billing Services had 44 full-time employees, including two executive officers, two sales and marketing personnel, eight technical and operations personnel, eight accounting, administrative and support personnel, and 24 customer service representatives and related support personnel. HBS Billing Services' employees are not represented by a union. HBS Billing Services believes that its employee relations are good.

Primal Solutions, Inc. and its subsidiary, Primal Billing Solutions

   Primal is a software company that provides intelligent, client-server and web-enabled applications in a real-time environment to telecommunications and Internet carriers to manage their customer relationships. Primal's software products allow users to organize and analyze customer and usage data from multiple operational systems, such as billing, in order to reduce customer turnover, or churn, spend marketing dollars more effectively, and predict customer and business opportunities. Primal's Internet and e-commerce software products provide carriers with Internet customer care and service and billing capabilities.

   Wireless Billing Solutions, doing business as Primal Billing Solutions, provides a convergent billing and customer care system to wireless carriers and integrated communications service providers worldwide, including such companies as British Telecom, MetroCall, and Hutchison Telecom (Orange).

   Primal combines the direct billing capability of Primal Billing Solutions with Primal's decision support and Internet technologies, resulting in an enterprise-wide business intelligence offering for telecommunications carriers and Internet service providers, commonly referred to as ISPs.

   Direct billing vendors are finding tremendous pressure building from customers demanding customization of existing software that is ill-suited to the carrier customer's core billing software. The result is a frustrated customer base, delayed delivery schedules, and a loss of control by the billing vendor of its product development plan with ever-increasing maintenance and research and development costs.

   The Primal Outfront(TM) software operating with the carrier customer's core platform billing system can significantly reduce the maintenance demands and research and development on the carrier customer's core billing system, while simultaneously providing the carrier customer with greater responsiveness to competitive changes and direct control over its critical management information system needs. Outfront is an integrated suite of Internet-enabled intelligent decision support software applications that includes customer profiling, predictive modeling, and analysis and reporting tailored for the specific requirements of the telecommunications industry. Unlike traditional business intelligence applications, which rely on one-way data flow, Outfront features a closed-loop model that can "take action" against business data automatically gathered from other sources and measure its effectiveness. The application draws information from traditional business and operational systems, such as customer care and billing, and uses this data to generate real business intelligence about a carrier's customers and prospects. Outfront can also interface directly with an existing data warehouse or data mart. This permits organization and analysis of previously gathered data without additional costs of re-entering existing data.

   Turnkey and custom configurations are available for both Windows NT and UNIX. All major relational and decision support-specific databases can be supported, including Oracle, Sybase and Informix.

   The Outfront product suite may be utilized for reducing customer churn, increasing marketing campaign effectiveness, blocking subscription fraud, or addressing various other major operational challenges facing telecommunications carriers and ISPs.

   "Wizards" are utilized in the Outfront product suite to provide "plain English" interfaces to the powerful analytical, segmentation and modeling capabilities of the product. This allows non-technical users in the carrier's marketing, finance and executive departments to gain real-time information and perform ad-hoc analyses without putting additional demands on scarce internal management information systems resources. Even more importantly, however, the information and analysis can automatically perform actions within various operational systems, such as prompting calls to customers or placing automatic messages or credits on a subscriber's next invoice. Most existing decision support or data mining software products merely provide hard-copy reports that must be reviewed and acted upon by the carrier customer's personnel before an end result can be achieved.

   The Primal Billing Solutions product lines include Connect CCB, and the Access IM software products. Connect is a complete back office system for carriers and resellers that includes direct billing, customer service, accounts receivable and financial reporting, distribution channel management, inventory and collections. Connect currently supports paging, cellular, ISP and long-distance direct billing. Connect's modular design currently supports customers ranging from start-ups to nationwide carriers with over 5 million customers.

   Access IM is a switch mediation product that connects to a multitude of different switch types. Access IM collects all call traffic off a switch and routes it to various other systems, including the billing system, either in switch format or after reformatting the records. The same call records can be copied and routed to multiple systems.

 Employees

   At December 31, 1999, Primal and Primal Billing Solutions had 86 full-time employees, including 3 executive officers, 9 sales and marketing personnel, 51 technical and operations personnel, 14 accounting, administrative and support personnel, and 9 customer service representatives and related support personnel. Neither Primal nor Primal Billing Solutions employees are represented by a union. Primal and Primal Billing Solutions believe that their employee relations are good.

Recent Developments

 Spin-Off of Thurston Communications Corporation

   In March 2000, Avery announced its plans to spin-off Thurston Communications Corporation, a wholly owned subsidiary of Avery and the parent holding company of HBS Billing Services to Avery's stockholders. Effectively, the spin-off of Thurston Communications is a spin-off of HBS Billing Services. Avery anticipates effecting the spin-off by the close of the third quarter of 2000. Following the spin-off, Avery intends to change its name to Primal and intends to focus its business on the communications and Internet industries. See "Management's Discussion and Analysis or Plan of Operation--Recent Events-- Thurston Communications Spin-Off" for additional information.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information with respect to the directors and executive officers of Avery.

   Name                         Age             Position
   ----                         ---             --------
   Patrick J. Haynes, III       51              Director and Chairman of the Board
   Mark J. Nielsen              41              Director, President and Chief Executive Officer
   Scot M. McCormick            46              Director, Vice President, Chief Financial Officer and Secretary
   Norman M. Phipps             40              Director
   J. Alan Lindauer             60              Director
   Stephen L. Brown             61              Director and Vice Chairman of the Board
   Spencer L. Brown             34              Director
   Robert T. Isham, Jr.         47              Director

   Directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualify.

   Patrick J. Haynes, III has served as a director and Chairman of the Board of Avery since November 1995. Mr. Haynes was elected President and Chief Executive Officer of Avery in July 1998, and served in such capacity until December 1, 1998. In 1992, Mr. Haynes founded and became President of American Communications Services, Inc., a start-up, fiber optic, competitive access provider telephone company. Mr. Haynes directed development of the strategic plan, put management in place and operated the company on a day-to-day basis for 18 months. He also advised and consulted in connection with the placement of $52 million in equity and $81 million in debt. American Communications is now a NASDAQ-listed company with a market capitalization in excess of $400 million. Mr. Haynes is the Senior Managing Director of the Thurston Group, Inc., a private merchant bank in Chicago. Mr. Haynes and Russell T. Stern, Jr. founded the Thurston Group in 1987. Previously, Mr. Haynes was associated with Merrill Lynch, Oppenheimer & Company, and Lehman Brothers as an investment banker.

   Mark J. Nielsen has served as President and Chief Executive Officer of Avery since December 1, 1998, and was elected as a director on December 15, 1998. From February 1998 until joining Avery, Mr. Nielsen served as the Chairman of Primal Systems, Inc., a private company engaged in providing software consulting and decision support systems to the telecommunications industry. From 1988 to 1997, Mr. Nielsen was President and Chief Executive Officer; and Chairman until 1998, of Subscriber Computing, Inc., a private company providing billing and customer care solutions to the telecommunications industry worldwide. During his tenure at Subscriber Computing, he completed a $15 million private placement, acquired another software company, and positioned the company for its ultimate sale to Corsair Communications, Inc. in 1998. Previously, Mr. Nielsen was Industry Director--Mobile Communications for Cincinnati Bell Information Systems and Director of Sales and Marketing for Cellular Business Systems, Inc. serving the billing and customer care needs of the telecommunications industry on a service bureau basis. Mr. Nielsen has delivered a letter to Avery's Board of Directors advising Avery and the Board that the letter should be considered as his notice of termination of his employment agreement, effective May 5, 2000.

   Scot M. McCormick has served as Vice President, Chief Financial Officer and Assistant Secretary of Avery since July 1996. Mr. McCormick was elected as a director and to the office of Secretary in July 1998. Prior to becoming the Chief Financial Officer of Avery, Mr. McCormick was a consultant to Avery from 1995 through June 1996. From 1993 to 1995, Mr. McCormick served as Chief Financial Officer and Secretary of The Park Corporation in Barrington, Illinois. From 1990 to 1993, he served as Chief Financial and Administrative Officer and Secretary of Whitestar Graphics, Inc. From 1978 to 1990, Mr. McCormick was associated with the Crown organization in Chicago, including Controller of American Envelope Company from 1980 to 1990. From 1976 to 1978, Mr. McCormick worked for Coopers & Lybrand.

   Norman M. Phipps has served as a director of Avery since November 1995. Mr. Phipps is a director of LogiMetrics, Inc., a company primarily involved in the manufacture of infrastructure equipment for the wireless broadband telecommunications market. Mr. Phipps has served as the President and Chief Operating Officer of LogiMetrics since April 1997, and also as interim Chief Financial Officer since March 1998. From May 1996 to April 1997, Mr. Phipps served as Chairman of the Board and Acting President of LogiMetrics. Mr. Phipps has served as a principal of two private investment firms, Phipps, Teman & Company, L.L.C. (from January 1994 to December 1997) and CP Capital Partners (from January 1991 to December 1993).

   J. Alan Lindauer currently serves as President of Waterside Capital and has served as President of Waterside Management, Inc., a business consulting firm, since 1986. Mr. Lindauer has also served as a director of Commerce Bank of Virginia since 1986 and serves as chair of its Loan Committee, Norfolk Division, and a member of the Executive, Trust, Marketing, Compensation, and Mergers & Acquisition Committees. Mr. Lindauer served as director of Citizens Trust Bank from 1982 to 1985 as well as a member of its Trust and Loan Committees. Mr. Lindauer founded Minute-Man Fuels in 1963 and managed Minute-Man Fuels until 1985.

   Stephen L. Brown has served as Chairman of the Board of Directors and Chief Executive Officer of Franklin Capital Corporation since October 1986. Since June 1984, Mr. Brown has been Chairman of SLB & Co., Inc., a private investment firm. Mr. Brown is a director of Copley Financial Services Corporation and an advisor to Copley Fund, Inc., a mutual fund. Spencer L. Brown is Mr. Brown's son.

   Spencer L. Brown has been Senior Vice President of Franklin Capital since November 1995, Secretary of Franklin Capital since October 1994 and was Vice President of Franklin Capital from August 1994 to November 1995. From September 1993 to July 1994 Mr. Brown was an attorney with the firm of Wilson, Elser, Moskowitz, Edelman & Dicker, and from September 1991 to September 1993 he was an attorney with the firm of Weil, Gotshal & Manges LLP. Mr. Brown is the son of Mr. Stephen L. Brown, the Chairman and Chief Executive Officer of Franklin. Stephen L. Brown is Mr. Brown's father.

   Robert T. Isham, Jr. originally served as a director of Avery from November 1995 to March 1996, and then rejoined the Board in July 1998. Mr. Isham is currently a managing director of the Thurston Group, Inc., a private merchant bank based in Chicago. Previously, he ran his own commercial law practice in Chicago and, before that, he was a partner with the law firm of McDermott, Will & Emery.

Significant Employees

   Harold D. ("Rick") Box is Vice President of Operations and Marketing of HBS. Mr. Box has been involved in the telecommunications industry since 1983 in areas such as paging, long distance and local exchange carrier clearing house services. He served as Director of Client Relations for HBS's major competitor, Zero Plus Dialing (a subsidiary of Billing Concepts, Inc.) from 1988 to 1993. He was a Vice President of Operations of Home Owners Long Distance Incorporated from 1993 to 1994 and a founding partner of HBS. Mr. Box holds a Bachelor's Degree in Business Administration from North Texas State University.

   William L. Salway was appointed President of Primal in January 2000. Mr. Salway has extensive experience in software development and telecommunications. He began consulting for Primal in January, 1999 and was named Vice President and General Manager in February of that same year. Prior to his involvement with Primal, Mr. Salway was President and Chief Operating Officer of Garg Data International in Newport Beach, California, a privately held information technology company engaged in consulting services and the development and delivery of financial and insurance services software products. Mr. Salway was Vice President of Sales and Marketing and, subsequently, President of CAIR Systems, a venture capital backed provider of property and casualty insurance software from 1989 through 1996. From 1965 through 1989, Mr. Salway was employed in a variety of positions of increasing responsibility in software and telecommunications with both large-scale companies, such as RCA, Citicorp and United Technologies, as well as with small cap and venture capital backed start-ups. He is a graduate of Rutgers University.

Compensation of Directors

   Each member of the Board receives a one-time warrant to purchase 75,000 shares of common stock at an exercise price determined by the Board at the time of issuance. Each non-employee director also receives an annual stipend of $10,000 and an annual grant of options to purchase 10,000 shares of common stock at an exercise price determined by the board at the time of the grant. The non-employee directors of Avery also receive $1,000 for each meeting attended, plus reimbursement of travel expenses.

Executive Compensation

   The following table summarizes certain information relating to the compensation paid or accrued by Avery for services rendered during the years ended December 31, 1999 and 1998, to each person serving as its Chief Executive Officer and each of Avery's other most highly paid executive officers whose total annual salary and bonus for the years ended December 31, 1999 and 1998, exceeded $100,000.

                      Summary Executive Compensation Table

                                               Annual Compensation
                          -------------------------------------------------------------
                                                                         Long-Term
Name and Principal        Fiscal  Salary              Other Annual      Compensation
Position                   Year    ($)    Bonus ($) Compensation ($) Awards/Options (#)
------------------        ------ -------- --------- ---------------- ------------------
Patrick J. Haynes,         1999  $200,000 $100,000      $36,804           100,000
 III(/1/)...............   1998  $100,000 $     --      $30,000           420,000
 Chairman of the Board
Mark J.                    1999  $200,000 $117,500      $14,400                --
 Nielsen(/2/)(/3/)......   1998  $ 16,667 $     --      $    --           925,000
 President and Chief
  Executive Officer
Scot M. McCormick(/3/)..   1999  $130,000 $ 50,000      $12,912           150,000
 Vice President, Chief     1998  $122,667 $ 35,000      $    --            75,000
 Financial Officer
 and Secretary

--------

(/1/)Mr. Haynes served as the Chief Executive Officer of Avery through November
     30, 1998. "Other Annual Compensation" represents monthly automobile allowance and premiums for health, life, disability and medical insurance.

(/2/)Mr. Nielsen became the Chief Executive Officer of Avery on December 1,
     1998.

(/3/)"Other Annual Compensation" includes premiums for health, life, disability and medical insurance.

                       Option Grants in Last Fiscal Year

                               Indvidual Grants
-------------------------------------------------------------------------------
                          Number of    % of Total
                          Securities    Options
                          Underlying   Granted to
                           Options     Employees    Exercise or Base Expiration
Name                       Granted   in Fiscal Year   Price ($/Sh)      Date
----                      ---------- -------------- ---------------- ----------
Patrick J. Haynes, III...  100,000         8.0%          $1.63        11/18/09
Scot M. McCormick........  150,000        11.9%          $1.63        11/18/04

    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                   Number of
                                                  Securities        Value of
                                                  Underlying      Unexercised
                                                  Unexercised     In-the-Money
                                                  Options at       Options at
                                                   FY-End(#)       FY-End($)

              Shares Acquired                    Exercisable/     Exercisable/
Name          on Exercise (#) Value Realized($)  Unexercisable   Unexercisable
----          --------------- -----------------  -------------   -------------
Patrick J.
 Haynes,
 III........        --               --         380,000/140,000 $ 37,500/$0
Mark J.
 Neilsen....        --               --         925,000/0       $      0/$0
Scot M.
 McCormick..        --               --         125,000/100,000 $ 56,250/$37,500

Employment Agreements

   Effective July 1, 1998, Mr. Haynes entered into an employment agreement with Avery. Under his employment agreement, Mr. Haynes will serve as Chairman of the Board, President and Chief Executive Officer, subject to the Board of Directors power to elect and remove officers of Avery. The employment agreement expires June 30, 2003. Mr. Haynes' initial base salary is $200,000 annually. In addition, Mr. Haynes is entitled to receive bonuses based on performance goals as established by the Board, to receive stock options, to participate in applicable incentive plans established by Avery, to participate in Avery's hospitalization and major medical plans, or, at his option, to be reimbursed for amounts paid by Mr. Haynes for comparable coverage, and to an automobile of his choice. Mr. Haynes also received a ten-year warrant to purchase
420,000 shares of common stock at $3.00 per share.

   Effective December 1, 1998, Mark J. Nielsen entered into an employment and noncompetition agreement with Avery. Under his employment agreement, Mr. Nielsen will serve as President and Chief Executive Officer, and will be elected Chairman of the Board by December 1, 1999, subject to the Board of Directors power to elect and remove officers of Avery. Mr. Nielsen waived until March 31, 2000 his right to be elected Chairman of the Board. The employment agreement had an original term of one year and automatically renews for additional terms unless either party notifies the other prior to October of a given year that they do not wish to renew the agreement. Mr. Nielsen's initial base salary is $200,000 annually. In addition, Mr. Nielsen is entitled to receive an aggregate bonus of $100,000 during the first year of his employment ending on December 1, 1999, to participate in applicable incentive plans established by Avery, to participate in Avery's hospitalization and major medical plans, or, at his option, to be reimbursed for amounts paid by Mr. Nielsen for comparable coverage, and to receive such other bonuses as the Board may determine in its sole discretion. Mr. Nielsen also received a ten-year stock option to purchase 925,000 shares of Avery's common stock at $2.00 per share. Mr. Nielsen has delivered a letter to Avery's Board of Directors advising Avery and the Board that the letter should be considered as his notice of termination of his employment agreement, effective May 5, 2000.

   Effective January 1, 2000, Scot M. McCormick entered into an employment agreement with Avery. Under his employment agreement, Mr. McCormick will serve as Vice President, Chief Financial Officer and Secretary, subject to the Board of Directors power to elect and remove officers of Avery. The employment agreement expires December 31, 2000, and will automatically be renewed for additional terms unless either party notifies the other prior to November 1 of a given year that they do not wish to renew the agreement. Mr. McCormick's initial base salary is $143,000 annually. In addition, Mr. McCormick is entitled to annual incentive compensation in an amount equal to 40% of his annual salary if certain performance goals established by the Board of Directors are met or exceeded. Mr. McCormick is entitled to participate in applicable incentive plans established by Avery, to participate in Avery's hospitalization and major medical plans, or, at his option, to be reimbursed for amounts paid by Mr. McCormick for comparable coverage, and to receive such other bonuses as the Board may determine in its sole discretion.

   Effective November 1, 1996, Harold D. Box entered into an employment and noncompetition agreement with HBS. Under his employment agreement, Mr. Box will serve as Vice President of Operations and

Marketing of HBS, subject to the general partner's power to elect and remove officers of HBS. The employment agreement expires on December 31, 2000, and will automatically be renewed for additional terms of one year unless either party notifies the other prior to January of a given year that they do not wish to renew the employment agreement. Mr. Box is entitled to receive an annual salary of $100,000, subject to standard payroll deductions, and is entitled to receive the same benefits as HBS provides to other employees at comparable salaries and responsibilities to those of Mr. Box. In addition, Mr. Box is entitled to participate in HBS's profit sharing plan, entitled to receive up to 83,333 shares of common stock in each of calendar years 1998, 1999, 2000 and 2001 if HBS's pre-tax earnings equal or exceed certain specified targets for the respective preceding year, and to receive such other bonuses as the Board may determine in its sole discretion.

   The employment agreements with Mr. Nielsen and Mr. Box contain certain covenants by such employees not to compete with the business of Avery. A state court may determine not to enforce, or only partially enforce, these covenants.

Limitation of Liability and Indemnification

 Section 145 of the Delaware General Corporation Law

   Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145(c) provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such defense.

   Section 145(d) provides that any indemnification under subsections (a) and
(b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

  . by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

  . by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

  . if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

  .  by the stockholders.

   Section 145(e) provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or for such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

 Certificate of Incorporation

   The certificate of incorporation of Avery provides that a director of Avery shall not be liable to Avery or its stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves

  .  a breach of the director's duty of loyalty to Avery or its stockholders,

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . liability for unlawful dividend payments or stock purchases or redemptions, or

  . a transaction from which the director derived an improper personal benefit.

   The certificate of incorporation of Avery provides that Avery shall indemnify all persons whom it may indemnify to the fullest extent permitted by law.

 Bylaws

   The bylaws of Avery generally make mandatory the provisions of Section 145 of the Delaware General Corporation Law discussed above, including the advancement of expenses reasonably incurred in defending a claim prior to its final resolution, and provide that Avery's directors and officers will at all times be indemnified to the maximum extent permitted by law.

 Indemnification Agreements

   Avery has entered into indemnification agreements with each of its directors and executive officers. These agreements provide the directors and executive officers of Avery with indemnification to the maximum extent permitted by law. These agreements also include provisions requiring advancement of expenses, establishing procedures and standards for resolving claims, and providing for indemnification following a change of control of Avery.

 D&O Insurance

   Avery has a directors' and officers' liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of Avery, including liabilities arising under the Securities Act.

 SEC Policy on Indemnification

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Avery pursuant to the foregoing provisions, or otherwise, Avery has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

   In December 1998, Avery's Board of Directors authorized Avery to repurchase any or all of its outstanding warrants for a price of $1.00 per underlying share. In December 1998, Avery repurchased warrants held by Waveland, LLC to purchase 100,000 shares of common stock at an exercise price of $1.50 per share. On January 5, 1999, Avery repurchased warrants held by the Thurston Group to purchase 300,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 200,000 shares of common stock at $1.50 per share. On March 31, 1998, Avery repurchased warrants held by the Thurston Group to purchase 80,000 shares of common stock at an exercise price of $1.50 per share. On April 16, 1999, Avery repurchased warrants held by Thurston Interests, LLC to purchase 41,746 shares of common stock at an exercise price of $1.50 per share. Of the total $621,736 used to repurchase the warrants, $300,000 was classified as compensation paid to Mr. Haynes. None of this amount was classified as compensation paid to Mr. Isham. Waveland, Thurston Group and Thurston Interests are affiliates of Mr. Haynes. Thurston Group and Thurston Interests are also affiliates of Mr. Isham.

   Mark J. Nielsen, Avery's President and Chief Executive Officer, was also the Chairman of Primal Systems and owned approximately 16.04% of the Primal Systems common equity on a fully diluted basis at the time the agreement to acquire Primal Systems was entered and on October 1, 1999, the date the acquisition was completed. Mr. Nielsen received 320,893 shares of Avery's convertible preferred stock in the merger. If the maximum number of shares that could be issued under the earn-out provisions of the merger agreement were issued, Mr. Nielsen could receive up to an additional 953,608 shares of Avery's convertible preferred stock. Each share of Avery's convertible preferred stock issued in the merger is immediately convertible into shares of Avery's common stock on a one-for-one basis.

   In contemplation of entering into an agreement for the acquisition of Primal Systems, Avery made a $100,000 working capital loan to Primal Systems on December 15, 1998. The loan was secured by a first lien on the accounts receivable of Primal Systems. On January 25, 1999, the working capital loan was increased to $180,000. This loan has been replaced with the loan described in the following paragraph.

   In contemplation of the Corsair transaction, on February 3, 1999, Avery agreed to loan Primal Systems up to $1,000,000 on a revolving credit basis in replacement of the then-outstanding $180,000 loan described above. This loan was secured by a pledge of all the stock of Primal Billing Solutions, the wholly owned subsidiary of Primal Systems that acquired the Corsair assets, and by a security interest in all of the accounts receivable and general intangibles, including all intellectual property of Primal Systems. As noted above, Avery completed its acquisition of Primal Systems after the close of business on September 30, 1999.

     STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

   The table following sets forth information regarding the beneficial ownership of common stock for each person who is known by Avery to be the beneficial owner of more than five percent of Avery's voting securities, for each director and named executive officer of Avery, and all directors and executive officers of Avery as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated.

   All information is as of April 20, 2000. As of such date, 8,745,651 shares of common stock were outstanding, which excludes 1,215,216 held by Avery as treasury shares. For purposes of this table, a person is deemed to be the "beneficial owner" of the number of shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner  Number of Shares                          Percent of Class
------------------------  ----------------                          ----------------
Franklin Capital
 Corporation(/1/).......     1,645,938                                    18.1%
Waterside Capital
 Corporation(/2/).......       686,000                                     7.5%
Thurston Group,
 Inc.(/3/)..............     1,085,917(/4/)                               11.2%
Waveland, LLC(/3/)......       566,286(/5/)                                6.1%
John Faltys(/6/)........       593,008                                     6.4%
Patrick J. Haynes,
 III(/3/)...............     2,688,877(/5/)(/8/)                          26.6%
Mark J. Nielsen(/9/)....     1,260,893                                    12.6%
Scot M. McCormick.......       245,000                                     2.7%
Norman M. Phipps........        75,000                                     0.9%
J. Alan Lindauer(/2/)...       803,700(/10/)                               8.6%
Stephen L. Brown(/1/)...     1,770,938(/11/)                              19.2%
Spencer L. Brown(/1/)...     1,742,188(/11/)                              19.0%
Robert T. Isham, Jr. ...       182,355                                     2.0%
All executive officers
 and directors as a
 group..................     8,768,951(/7/)(/8/)(/10/)(/11/)              65.9%

--------
(1) The business address for this person is 450 Park Avenue, 10th Floor, New York, NY 10022.
(2) The business address for this person is 300 East Main Street, Suite 1380, Norfolk, VA 23510.
(3) The business address for this person is 190 South LaSalle Street, Suite 1710, Chicago, IL 60603.
(4) The ultimate beneficial owners of these shares is Patrick J. Haynes, III.
(5) The ultimate beneficial owner of these shares is Patrick J. Haynes, III.
(6) The business address for this person is 18881 Von Karman, Suite 400, Irvine, California 92612.
(7) Includes 1,085,917 shares beneficially owned by Thurston Group, Inc.
(8) Includes 1,085,917 shares beneficially owned by Thurston Group, Inc., 426,286 shares beneficially owned by Waveland, LLC, and 1,036,664 shares of common stock beneficially owned by Bank One, Texas, N.A, for which Mr. Haynes holds an irrevocable proxy.
(9) The business address of this person is 18881 Von Karman, Suite 400, Irvine, California 92612.
(10) Includes 651,000 shares beneficially owned by Waterside Capital Corporation, of which Mr. Lindauer is the President.
(11) Includes 1,645,938 shares beneficially owned by Franklin Capital Corporation, of which Stephen L. Brown is Chairman of the Board and Chief Executive Officer and Spencer L. Brown is Senior Vice President.

                          DESCRIPTION OF CAPITAL STOCK

   Avery's amended articles of incorporation authorize 20,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of April 20, 2000, 8,745,651 shares of common stock were outstanding, which excludes 1,215,216 shares held by Avery as treasury shares. As of such date, there were approximately 345 record holders. In addition, Avery has issued and outstanding 400,000 shares of series a convertible preferred stock, 390,000 shares of series b convertible preferred stock, 70,000 shares of series c convertible preferred stock, 1,500,000 shares of series d convertible preferred stock, 350,000 shares of series e convertible preferred stock and 3,890,373 shares of series f participating convertible preferred stock.

Common Stock

   Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for most actions to be taken by stockholders. Directors of Avery are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

   Holders of common stock are entitled to receive dividends if, as and when declared by Avery's board of directors out of funds legally available for dividends, subject to the dividend and liquidation rights of Avery's outstanding preferred stock and any other series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility which Avery may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

Senior Preferred Stock

   The board of directors has designated 1,500,000 shares of preferred stock as the series d senior cumulative convertible redeemable preferred stock, all of which are issued and outstanding.

   The holders of the series d senior preferred stock are entitled to preferential quarterly dividends to the common stock payable at the rate of $.025 per share. Upon liquidation, dissolution or winding-up of Avery, holders of the series d senior preferred stock are each entitled to receive a liquidation distribution of $1.00, plus any unpaid accumulated dividends to date in preference to the holders of the common stock, but subject to liquidation preference of the series d senior preferred stock and any other senior preferred stock which may be designated in the future.

   Avery is obligated to offer to repurchase the series d senior preferred stock in the event Avery makes a disposition of HBS.

   At the option of the holders of the series d senior preferred stock, the series d senior preferred stock may be, or, upon the vote or written consent of the holders of at least two-thirds of the outstanding shares of the series d, or upon the closing of a firm commitment underwritten public offering registered under the Securities Act at a price of $5.00 or more per share and aggregate proceeds from such offering exceeding $7 million, the series d senior preferred stock, will be automatically, converted into common stock at a rate equal to .5 share of common stock per share. If the audited balance sheet of Avery at the ending of any fiscal year ending on or after December 31, 1997, indicates that the stockholders' equity of Avery is $7 million or more greater than the stockholders' equity as indicated on Avery's audited balance sheet on December 31, 1996, the series d senior preferred stock must be redeemed at its liquidation value plus any unpaid accumulated dividends to that date. Avery's stockholders' equity on December 31, 1996, was $1,295,437. Accordingly, the series d preferred stock must be redeemed in the year following the December 31 on which Avery's stockholders' equity is $8,295,437 or more. At December 31, 1999, Avery's stockholders' equity was $5,326,430.

   The shares of series d senior preferred stock are entitled to one vote per share on all matters submitted to the holders of common stock and vote with the holders of common stock as a single class, except as otherwise required by law.

Junior Preferred Stock

   The board of directors has designated five other series of preferred stock that remain outstanding: series a junior convertible redeemable preferred stock, series b junior convertible redeemable preferred stock, series c junior convertible redeemable preferred stock, series e junior convertible redeemable preferred stock and series f junior participating convertible preferred stock. For convenience, the series a, series b, series c, series e and series f will sometimes be referred to collectively as junior preferred stock.

   The board of directors has designated 800,000 shares of preferred stock to be series a, 1,050,000 shares of series b, 340,000 shares of series c, 350,000 shares of the series e and 8,000,000 of the series f.

   The holders of the junior preferred stock other than the series f are entitled to preferential dividends to the common stock but subordinate to the series d senior preferred stock and any other senior preferred stock that may be designated in the future. Holders of the series a are entitled to quarterly dividends payable at the rate of $0.025 per share. Holders of the series b, series c and series e are entitled to quarterly dividends payable at the rate of $.03 per share.

   Upon liquidation, dissolution or winding-up of Avery, holders of the junior preferred stock other than the series f are entitled to receive a liquidation distribution of $1.00 per share, plus any unpaid accumulated dividends to date in preference to the holders of the common stock, but subject to liquidation preference of the series d senior preferred stock and any other senior preferred stock which may be designated in the future. Holders of series f are entitled to receive a liquidation distribution of $.01 per share.

   At the option of the holders of the junior preferred stock, the series a and the series c may be converted into common stock at a rate equal to .4 share of common stock per share and the series b, series e and series f may be converted into common stock at a rate equal to one share of common stock per share. Upon the vote or written consent of the holders of at least two-thirds of the outstanding shares of the respective series, or upon the closing of a firm commitment underwritten public offering registered under the Securities Act at a price of $5.00 or more per share and aggregate proceeds from such offering exceeding $7 million, the series of junior preferred stock other than the series f will be automatically converted into common stock at the ratios set forth above.

   If the audited balance sheet of Avery at the end of any fiscal year ending on or after December 31, 1997 indicates that the stockholders' equity of Avery is $7 million or more greater than the stockholders' equity as indicated on Avery's audited balance sheet on December 31, 1996, the junior preferred stock other than the series f is to be redeemed at its liquidation value plus any unpaid accumulated dividends to that date. Avery's stockholders' equity on December 31, 1996, was $1,295,437. Accordingly, the junior preferred stock other than the series f must be redeemed in the year following the December 31 on which Avery's stockholders' equity is $8,295,437 or more. At December 31, 1999, Avery's stockholders' equity was $5,326,430.

   The shares of the junior preferred stock other than the series f do not have any voting rights, except as otherwise required by law. The series f votes as a single class with the common stock on an "as if converted basis, " which is presently one vote for each share outstanding.

Future Issuances of Preferred Stock

   Avery has no present intention to issue any additional shares of preferred stock.

                               LEGAL PROCEEDINGS

   From time to time Avery is party to what it believes is routine litigation and proceedings that may be considered as part of the ordinary course of its business. Currently, Avery is not aware of any current or pending litigation or proceedings that would have a material adverse effect on Avery's business, results of operations or financial condition.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, our complete registration statement with all exhibits is filed with the SEC.

   You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

   Please note that our registration statement, of which this prospectus is only a part, contains additional information about us. In addition, our registration statement includes numerous exhibits containing information about us. Copies of our complete registration statement may be obtained from the SEC by following the procedures described above.

                                    EXPERTS

   The audited financial statements of Avery included in this prospectus, to the extent and for the periods indicated in their report, have been prepared by King Griffin & Adamson P.C., independent accountants, for the years ended December 31, 1999 and 1998, and are included in this prospectus in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Certified Public Accountants........................ F-1

Financial Statements:
  Consolidated Balance Sheets at December 31, 1999 and 1998............... F-2

  Consolidated Statements of Operations for the years ended December 31,
   1999 and 1998.......................................................... F-3

  Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1999 and 1998....................................... F-4

  Consolidated Statements of Cash Flows for the years ended December 31,
   1999 and 1998.......................................................... F-5

  Notes to Consolidated Financial Statements.............................. F-6

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Avery Communications, Inc.

     We have audited the accompanying consolidated balance sheets of Avery Communications, Inc., and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Primal Solutions, Inc., a consolidated subsidiary, which statements reflect total assets of $9,674,468 as of December 31, 1999, and total revenue of $4,547,703 for the three months ended December 31, 1999. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Primal Solutions, Inc. is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our report and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avery Communications, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          King Griffin & Adamson P.C.

March 15, 2000
Dallas, Texas

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1999         1998
                                                       -----------  ----------
                       ASSETS
Current assets:
 Cash and cash equivalents...........................  $ 1,777,015  $  867,198
 Trade accounts and notes receivable, net of
  allowance for doubtful accounts of $102,580 at
  December 31, 1999..................................      993,406         --
 Other...............................................      368,588         444
                                                       -----------  ----------
 Total current assets................................    3,139,009     867,642
                                                       -----------  ----------
Property and equipment, net..........................    1,608,845         --
                                                       -----------  ----------
Other assets:
 Goodwill, net.......................................    4,563,584         --
 Net long-term assets of discontinued operations.....    4,588,549   6,068,972
 Other...............................................       61,552     100,000
                                                       -----------  ----------
 Total other assets..................................    9,213,685   6,168,972
                                                       -----------  ----------
 Total assets........................................  $13,961,539  $7,036,614
                                                       ===========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Current portion of notes payable (including $88,333
  to related parties at December 31, 1999)...........  $   473,252  $      --
 Current portion of capital lease obligations........       89,577         --
 Trade accounts payable..............................      371,121     125,308
 Accrued liabilities.................................      860,473      79,631
 Income taxes payable................................      137,651         --
 Deferred revenue....................................    1,023,605         --
 Net current liabilities of discontinued operations..    3,564,078   7,676,837
                                                       -----------  ----------
 Total current liabilities...........................    6,519,757   7,881,776
                                                       -----------  ----------
Long-term liabilities:
 Capital lease obligations...........................       62,049         --
 Long-term portion of notes payables (including
  $407,436 and $316,916 to related parties at
  December 31, 1999 and 1998, respectively)..........    2,053,303     316,916
                                                       -----------  ----------
 Total long-term liabilities.........................    2,115,352     316,916
                                                       -----------  ----------
Commitments and contingencies (Note 5)
Stockholders' equity (deficit):
 Preferred stock (20,000,000 authorized):
 Series A; $0.01 par value, 800,000 shares
  authorized, 400,000 shares issued and outstanding
  at December 31, 1999 and 1998 (liquidation
  preference of $400,000)............................        4,000       4,000
 Series B; $0.01 par value, 1,050,000 shares
  authorized, 390,000 shares issued and outstanding
  at December 31, 1999 and 1998 (liquidation
  preference of $390,000)............................        3,900       3,900
 Series C; $0.01 par value, 340,000 shares
  authorized, 70,000 shares issued and outstanding at
  December 31, 1999 and 1998 (liquidation preference
  of $70,000)........................................          700         700
 Series D; $0.01 par value, 1,500,000 authorized,
  issued and outstanding at December 31, 1999 and
  1998 (liquidation preference of $1,500,000)........       15,000      15,000
 Series E; $0.01 par value, 350,000 authorized,
  issued and outstanding at December 31, 1999 and
  1998 (liquidation preference of $350,000)..........        3,500       3,500
 Series F; $0.01 par value, 8,000,000 shares
  authorized, 3,890,373 shares issued and outstanding
  at December 31, 1999 (liquidation preference of
  $38,904)...........................................       38,904         --
 Common stock, $0.01 par value, 20,000,000 shares
  authorized, 9,803,949 shares issued at December 31,
  1999 and 1998, respectively........................       98,040      98,040
 Additional paid-in capital..........................   12,306,163   8,417,991
 Accumulated deficit.................................   (5,161,778) (7,838,842)
 Treasury stock, 1,176,916 and 1,130,250 shares at
  December 31, 1999 and 1998, respectively, at cost..   (1,981,999) (1,866,367)
                                                       -----------  ----------
 Total stockholders' equity (deficit)................    5,326,430  (1,162,078)
                                                       -----------  ----------
 Total liabilities and stockholders' equity
  (deficit)..........................................  $13,961,539  $7,036,614
                                                       ===========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Year Ended
                                                            December 31,
                                                       -----------------------
                                                          1999        1998
                                                       ----------  -----------
Total revenues:
  Systems revenues.................................... $1,639,314  $       --
  Service revenues....................................  2,908,389          --
                                                       ----------  -----------
    Total revenues....................................  4,547,703          --
Cost of revenues......................................  1,069,108          --
                                                       ----------  -----------
    Gross profit......................................  3,478,595          --
Operating expenses....................................  3,056,255      804,581
                                                       ----------  -----------
    Operating income (loss)...........................    422,340     (804,581)
Other income (expense):
  Interest expense....................................   (372,625)    (511,741)
  Other, net..........................................      6,349          --
                                                       ----------  -----------
    Total other expense, net..........................   (366,276)    (511,741)
                                                       ----------  -----------
Income (loss) from continuing operations before
 provision for income taxes...........................     56,064   (1,316,322)
Provision for income taxes............................   (137,651)         --
                                                       ----------  -----------
Loss from continuing operations.......................    (81,587)  (1,316,322)
Income (loss) from discontinued operations (including
 applicable income tax benefit of $118,413 for the
 year ended December 31, 1999)........................  2,758,651       (7,156)
                                                       ----------  -----------
    Net income (loss)................................. $2,677,064  $(1,323,478)
                                                       ==========  ===========
Per share data
Basic net income (loss) per share:
Continuing operations................................. $    (0.04) $     (0.19)
Discontinued operations...............................       0.32          --
                                                       ----------  -----------
Net income (loss)..................................... $     0.28  $     (0.19)
                                                       ==========  ===========
Diluted net income (loss) per share:
Continuing operations................................. $    (0.04) $     (0.19)
Discontinued operations...............................       0.32          --
                                                       ----------  -----------
Net income (loss)..................................... $     0.28  $     (0.19)
                                                       ==========  ===========
Weighted average number of common shares:
  Basic common shares.................................  8,643,526    8,541,575
                                                       ==========  ===========
  Diluted common shares...............................  8,643,526    8,541,575
                                                       ==========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                          Preferred Stock      Common Stock    Additional      Treasury Stock
                         ------------------  -----------------   Paid-in    ---------------------  Accumulated
                          Shares    Amount    Shares   Amount    Capital     Shares     Amount       Deficit      Total
                         ---------  -------  --------- ------- -----------  --------- -----------  -----------  ----------
Balance at December 31,
 1997..................  4,566,667  $45,667  8,640,893 $86,410 $ 9,882,156    550,000 $  (496,537) $(6,515,364) $3,002,332
Issuance of shares for
 cash in connection
 with exercise of
 warrants..............        --       --     198,705   1,986     224,820        --          --           --      226,806
Issuance of shares in
 connection with
 exercise of cashless
 warrants..............        --       --     196,502   1,965      (1,965)       --          --           --          --
Accounts payable paid
 through issuance of
 common shares.........        --       --      43,184     432      58,946        --          --           --       59,378
Issuance of HBS escrow
 shares--employment
 agreements............        --       --     499,998   5,000      (5,000)       --          --           --          --
Redemption of HBS
 Exchange Series.......   (640,000)  (6,400)       --      --     (633,600)       --          --           --     (640,000)
Partial redemption of
 HBS Series............   (400,000)  (4,000)       --      --     (396,000)       --          --           --     (400,000)
Partial conversion of
 HBS Series............   (200,000)  (2,000)   100,000   1,000       1,000        --          --           --          --
Partial redemption of
 Series A..............   (300,000)  (3,000)       --      --     (297,000)       --          --           --     (300,000)
Partial conversion of
 Series B..............   (110,000)  (1,100)   110,000   1,100         --         --          --           --          --
Partial redemption of
 Series C..............   (200,000)  (2,000)       --      --     (118,000)       --          --           --     (120,000)
Partial conversion of
 Series C..............     (6,667)     (67)     2,667      27          40        --          --           --          --
Issuance of common
 stock in exchange for
 debt..................        --       --      12,000     120      29,880        --          --           --       30,000
Common shares received
 into treasury in
 connection with sale
 of Bordercom and
 related company.......        --       --         --      --          --     419,000    (900,000)         --     (900,000)
Purchase of common
 shares for the
 treasury..............        --       --         --      --          --     161,250    (469,830)         --     (469,830)
Issuance of
 compensatory stock
 warrants..............        --       --         --      --      118,590        --          --           --      118,590
Payment of preferred
 stock dividend........        --       --         --      --     (445,876)       --          --           --     (445,876)
Net loss...............        --       --         --      --          --         --          --    (1,323,478) (1,323,478)
                         ---------  -------  --------- ------- -----------  --------- -----------  -----------  ----------
Balance at December 31,
 1998..................  2,710,000   27,100  9,803,949  98,040   8,417,991  1,130,250  (1,866,367)  (7,838,842) (1,162,078)
Purchase of common
 shares for the
 treasury..............        --       --         --      --          --      46,666    (115,632)         --     (115,632)
Payment of preferred
 stock dividend........        --       --         --      --     (468,300)       --          --           --     (468,300)
Purchase of Primal
 Systems,
 Inc. .................  3,890,373   38,904        --      --    3,365,172        --          --           --    3,404,076
Release of HBS escrow
 shares-employment
 agreements............        --       --         --      --      991,300        --          --           --      991,300
Net income.............        --       --         --      --          --         --          --     2,677,064   2,677,064
                         ---------  -------  --------- ------- -----------  --------- -----------  -----------  ----------
Balance at December 31,
 1999..................  6,600,373  $66,004  9,803,949 $98,040 $12,306,163  1,176,916 $(1,981,999) $(5,161,778) $5,326,430
                         =========  =======  ========= ======= ===========  ========= ===========  ===========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended December 31,
                                                     ------------------------
                                                        1999         1998
                                                     -----------  -----------
Cash flows from operating activities:
Net (income) loss................................... $ 2,677,064  $(1,323,478)
Earnings from discontinued operations...............  (2,758,651)       7,156
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities
 from continuing operations:
  Bad debt expense..................................     102,580          --
  Amortization of loan discounts....................       8,280       30,166
  Write-off unamortized loan discounts..............         --        83,930
  Write-off debt issuance costs.....................         --        90,203
  Depreciation and amortization.....................     192,642       23,532
  Compensation in connection with issuance of
   warrants.........................................         --       118,590
  Common stock issued to settle debt................         --        30,000
Change in assets and liabilities, net of effects of
 assets and liabilities acquired and disposed of:
  Trade accounts receivable.........................     952,010          --
  Deferred revenue..................................  (1,241,004)         --
  Other current assets..............................     190,679         (444)
  Other current liabilities.........................         --      (200,000)
  Trade accounts payable and accrued liabilities....     302,714     (203,900)
  Income tax payable................................     137,651          --
  Other assets......................................     136,107       41,667
                                                     -----------  -----------
    Net cash provided by (used in) continuing
     operations.....................................     700,072   (1,302,578)
    Net cash provided by discontinued operations....   1,117,617    5,389,607
                                                     -----------  -----------
    Net cash provided by operating activities.......   1,817,689    4,087,029
                                                     -----------  -----------
Cash flows from investing activities:
  Purchase of property and equipment................    (316,479)         --
  Capitalized costs in connection with Primal
   acquisition......................................    (356,845)         --
  Cash paid for treasury stock......................    (115,632)    (469,830)
  Cash acquired from Primal acquisition.............     401,081          --
  Issuance of notes receivable......................         --      (100,000)
                                                     -----------  -----------
    Net cash (used in) investing activities.........    (387,875)    (569,830)
                                                     -----------  -----------
Cash flows from financing activities:
  Proceeds from notes payable.......................      37,963          --
  Principal payments on notes payable...............     (89,660)  (1,000,000)
  Payment of preferred stock dividends..............    (468,300)    (445,876)
  Redemption of preferred stock for cash............         --    (1,460,000)
  Issuance of shares of common and preferred stock
   for cash.........................................         --       226,806
                                                     -----------  -----------
    Net cash (used in) financing activities.........    (519,997)  (2,679,070)
                                                     -----------  -----------
Increase in cash....................................     909,817      838,129
Cash at beginning of year...........................     867,198       29,069
                                                     -----------  -----------
Cash at end of year................................. $ 1,777,015  $   867,198
                                                     ===========  ===========
Supplemental disclosures:
  Interest paid..................................... $    98,444  $   127,770
                                                     ===========  ===========
Schedule of non-cash financing and investing
 transactions:
  Preferred stock issued in acquisition of Primal... $ 3,404,076  $       --
                                                     ===========  ===========
  Net liabilities assumed in acquisition of Primal.. $   971,874  $       --
                                                     ===========  ===========
  Release of HBS escrow shares-employment and earn-
   out-agreements................................... $   991,300  $       --
                                                     ===========  ===========
  Financing fees in connection with issuance of
   warrants......................................... $       --   $   118,590
                                                     ===========  ===========
  Payment of accounts payable through issuance of
   common stock..................................... $       --   $    59,378
                                                     ===========  ===========
  Payment of debt through issuance of common stock.. $       --   $    30,000
                                                     ===========  ===========
  Receipt of treasury stock in connection with sale
   of Bordercomm.................................... $       --   $   900,000
                                                     ===========  ===========
  Loss on disposal of discontinued operations....... $       --   $    51,301
                                                     ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General and Summary of Significant Accounting Principles

 Business Activity

     Avery Communications, Inc. ("Avery") is the parent company of five wholly-owned subsidiaries, Avery Communications, Inc. a Texas corporation, Hold Billing Services, Ltd. ("HBS"), Primal Solutions, Inc. ("PSI") and Wireless Billing Solutions, doing business as Primal Billing Solutions ("Primal Billing Solutions") . Avery Communications, Inc. and its subsidiaries are collectively referred to as the "Company."

     Avery acquired PSI effective October 1, 1999. The consolidated results of operations of this acquisition (accounted for as a purchase) are included in these consolidated financial statements from October 1, 1999. Through this entity and its subsidiary, the Company provides computer software programming, customization, program maintenance and product marketing for a variety of software languages and platforms. PSI also designs, develops and supports an integrated suit of client/server and browser-based software solutions focusing on customer acquisition and retention in the telecommunications industry primarily utilizing decision support software and internet technologies.

     Effective February 29, 2000, the board of directors approved the spin-off of HBS. The operations of this entity have been reflected as discontinued operations for all periods presented in these consolidated financial statements (See Note 3). This entity provides billing and collection services to local exchange carriers ("LEC's") pursuant to long-term contracts. The Company presently operates under billing contracts with all seven of the regional Bell operating companies and GTE. The contracts give the Company the capability of providing billing services in 49 states and the District of Columbia.

     Effective January 1, 1998, Avery disposed of two of its previously owned subsidiaries, Alternate Telephone and Communications, Inc. ("ATC") and BorderComm, Inc. ("Bordercomm").

 Consolidation

     The accompanying consolidated financial statements include the accounts of Avery and all of its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 Statement of Cash Flows

     For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of 3 months or less when purchased.

 Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

   Computer and office
    equipment..............  5 years
   Furniture and fixtures..  7 years
   Leasehold improvements..  Shorter of the estimated useful life or life of the lease

     Depreciation from continuing operations for the year ended December 31, 1999 was $23,431. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

 Long-Lived Assets

     The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. There was no impairment of the value of such assets for the years ended December 31, 1999.

Software Development Costs

     Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized as of December 31, 1999. Total research and development costs expensed during the year ended December 31, 1999 totaled $543,525.

 Goodwill

     Goodwill is the difference between the purchase price paid and liabilities assumed over the estimated fair market value of assets acquired from PSI. Goodwill recorded in connection with the acquisition of PSI amounted to $4,732,795 and is being amortized using the straight-line method over 7 years.

     Amortization expense for the year ended December 31, 1999 was $169,211. On a periodic basis, management reviews intangible assets for possible impairment based on several criteria, including but not limited to, sales trends, undiscounted operating cash flows and other operating factors.

 Revenue Recognition

     Continuing Operations:

   Software Licenses, Services and Post-Contract Customer Support

     Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of AICPA Statement of Position 97-2, as amended, are met. If the requirements of AICPA Statement of Position 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenues from service and post-contract customer support is deferred and recognized ratably over the term of the contract.

   Software Programming and Customization Services

     Revenues are recognized as services are performed under the agreements.

     Discontinued Operations:

   Revenue and Cost Recognition on Contracts, Billing Services, and Advance Funding Programs

  Billing Services--The Company recognizes billing services revenues when its customers' records are accepted by HBS for billing and collections. Bills are generated by LEC's and the collected funds are remitted to the Company, which in turn remits these funds, net of fees and reserves, to its billing customers.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

  The obligations consist of local exchange carrier billing fee, bad debts and sales and excise taxes. The Company records trade accounts receivable and service revenue for fees charged for its billing services. When the customers receivables are collected by the Company from the LEC's, the Company's trade receivables are reduced by the amount corresponding to the Company's processing fees and the remaining funds are recorded as amounts due to customers, included in deposits and other payables in the accompanying balance sheets. The Company also retains a reserve from its customers' settlement proceeds, calculated to cover accounts that the LEC's are unable to collect, LEC billing fees and sales taxes.

Stock Based Compensation

     The Company measures compensation cost for its stock based compensation plans under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. The difference, if any, between the fair value of the stock on the date of grant over the amount received for the stock is expensed over the related vesting period. Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, ("SFAS 123") requires companies electing to continue to use APB 25 to account for its stock-based compensation plan to make pro forma disclosures of net income (loss) and earnings (loss) per share as if SFAS 123 had been applied (See Note 10).

Net Income (Loss) Per Common Share

     Net income (loss) per common share is computed by dividing the net income
(loss), (decreased) increased by preferred stock dividends of $287,200 and $338,582 for the years ended December 31, 1999 and 1998, respectively, by the weighted average number of shares of common stock outstanding during the respective periods. The effect of the preferred stock dividend on the net income (loss) per common share was $0.03 and $0.04 per weighted average common share outstanding for the years ended December 31, 1999 and 1998, respectively. Diluted earnings per share includes the effect of all dilutive options and warrants and instruments convertible into common stock. During the years ended December 31, 1999 and 1998, the effect of outstanding warrants and options on the computation of net income (loss) per share would be anti-dilutive and, therefore, is not included in the computation of weighted average shares.

 Use of Estimates and Assumptions

     Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

 Concentration of Credit Risk

     The Company sells its products primarily to large commercial companies. Credit is extended based on an evaluation of the Customer's financial condition, and collateral is generally not required. The Company also evaluates its credit customers for potential credit losses. From time to time, the Company may hold cash with financial institutions in excess of FDIC insurance limits. The Company deposits its cash with high credit quality financial institutions.

 Reclassifications

     Certain prior year amounts have been reclassified to conform with the 1999 presentation.

 Fair Value of Financial Instruments

     The recorded amounts of financial assets and liabilities at December 31, 1999 and 1998, approximate fair value, based on the Company's incremental borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

 Adoption of New Accounting Standards

     Effective January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. This standard requires the presentation of comprehensive income and its components for each year in which a statement of operations is presented. The Company had no transactions during the years ended December 31, 1999 and 1998 that would be included as comprehensive income.

     Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement establishes the standard for the way business enterprises report information about operating segments in annual and interim financial statements. The statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. After excluding the discontinued operations segment, the Company currently has only one operating segment.

     The FASB has issued SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits, an amendment of FASB Statements No. 87, 88, and 106. This Statement revises employers' disclosures about pension and other post-retirement benefit plans and standardizes the disclosure requirements for pensions and other postretirement benefits. The Company adopted the statement effective January 1, 1998. The Company typically does not offer the types of benefit programs that fall under the guidelines of SFAS No. 132.

     The FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, during the second quarter of 1998. SFAS No. 133 becomes effective for the Company's fiscal year 2000. The statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company does not currently engage in hedging activities, but will continue to evaluate the effects of adopting the statement.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

2. Acquisitions and Dispositions

 The Alternate Telephone and BorderComm Disposition

     Effective January 1, 1998, the Company disposed of ATC and Bordercomm and its subsidiaries in exchange for 419,000 shares of the Company's common stock, valued at $900,000, cash of $1,600,000 and a receivable for $185,000 from a third party. Assets and liabilities disposed of are as follows:

   Current assets.................................................. $ 2,302,665
   Equipment in service and furniture and equipment................     226,363
   Microwave concessions and other assets..........................   1,819,394
   Inter-company receivable........................................   1,321,627
   Current liabilities.............................................  (2,955,895)
   Long-term liabilities...........................................    (162,853)
                                                                    -----------
                                                                    $ 2,551,301
                                                                    ===========

The Corsair Transaction

     In February 1999, Corsair Communications, Inc. ("Corsair") and its wholly owned subsidiary, Subscriber Computing, Inc., sold substantially all of the assets relating to Subscriber's Communication Resource Manager billing system and Intelligent Message Router to Primal Billing Solutions, a wholly owned subsidiary of Primal Systems, Inc. Primal Systems, Inc. changed its name to Primal Solutions, Inc. concurrent with its acquisition by Avery on October 1, 1999. As consideration for Primal Billing Solutions entering into the Corsair transaction, Corsair paid $1,000,000 cash to Primal Billing Solutions. Corsair also agreed to loan Primal Billing Solutions the difference between the assets and liabilities acquired by Primal Billing Solutions, plus $200,000 cash. The terms of the Note are 10% annual interest, five year amortization, and payment in full required in May 2001. Avery guaranteed the obligations of Primal Billing Solutions. The Corsair transaction was entered into in contemplation of Avery's acquisition of Primal Systems, Inc. discussed below. Primal Billing Solutions recorded the acquisition under the purchase method of accounting, acquiring assets at fair value of $4,581,889 and assuming liabilities of $2,343,647 in addition to the note payable to Corsair. There was no goodwill recorded in connection with this transaction.

The Primal Acquisition

     In March 1999, Avery entered into a merger agreement with Primal Systems, Inc. and certain shareholders of Primal Systems, Inc. Pursuant to this agreement, Primal Systems, Inc. was purchased effective after the close of business on September 30, 1999. At the time of the merger, Avery issued 3,890,373 shares of Avery's convertible preferred stock in exchange for all of the issued and outstanding shares of Primal Systems, Inc. Of this amount, 1,945,188 shares will be held in escrow, to be issued to Primal Systems, Inc.'s shareholders based upon the operating performance of Primal Systems, Inc. from August 1, 1999 through July 31, 2000. Upon the meeting of certain operating performance thresholds by Primal Systems, Inc. during this period, the Primal Systems, Inc. shareholders may receive up to a maximum of 4,000,000 additional shares of Avery convertible preferred stock as additional consideration for the merger. In addition, upon Primal Systems, Inc.'s satisfaction of certain operating performance levels during this period, certain shareholders of Primal Systems, Inc. will have the right in September through October, 2000 to require Avery to repurchase up to 1,550,000 shares of Avery common stock issued upon the conversion of Avery preferred stock received in the merger for the purchase price of $2.50 per share.

     The transaction was accounted for using the purchase method of accounting with revenues and expenses of Primal Systems, Inc. being included in the Company's operations from the acquisition date. The stock issued in the merger was valued at $3,404,076 using the closing price of Avery's common stock on the acquisition date plus other acquisition costs of $356,845. The Company acquired assets at fair value of $4,421,356 and assumed liabilities of $5,393,230. The Company recorded goodwill of $4,732,795 in connection with this transaction which includes the expenses incurred to consummate the transaction.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

     Mark J. Nielsen, the Company's President and Chief Executive Officer, was the Chairman of the Board and a significant shareholder of Primal Systems, Inc. at the time of its acquisition by the Company.

     Unaudited pro forma financial information for the years ended December 31, 1999 and 1998 as though the Primal acquisition had occurred on January 1, 1998 is as follows:

                                                         1999         1998
                                                      -----------  -----------
     Revenues........................................ $11,139,101  $ 1,458,924
                                                      ===========  ===========
     Net loss........................................ $  (759,426) $(1,582,801)
                                                      ===========  ===========
     Net loss per share-continuing operations:
       Basic......................................... $     (0.12) $     (0.22)
                                                      ===========  ===========
       Diluted....................................... $     (0.12) $     (0.22)
                                                      ===========  ===========

3. Discontinued Operations

     On February 29, 2000, the board of directors of the Company approved the spin-off of Thurston Communications Corporation ("TCC") (See Note 12). TCC is a holding company and its wholly owned operating subsidiary is HBS. In essence the spin-off of TCC, is a spin-off of HBS. Each shareholder of the Company on the record date for the spin-off will receive one share of TCC for each share of the Company owned on that date. The spin-off will be recorded at book value for accounting purposes since HBS is an ongoing business. HBS was originally acquired during 1996. Pursuant to certain contingent incremental issuances of the Company's common stock in connection with HBS achieving required earnings projections, the Company released 185,000 of its common stock in 1999 as additional consideration for the HBS purchase. The shares were recorded at fair value of $297,900. This amount is included within the total $991,300 addition to paid-in capital in the statement of stockholders equity for the year ended December 31, 1999.

     At December 31, 1999 and 1998, the net current liabilities and net long-term assets of HBS were as follows:

                                                           1999        1998
                                                        ----------- -----------
Current assets
  Cash................................................. $ 5,678,050 $   219,275
  Advance payment receivables..........................   6,621,348  11,893,146
  Trade accounts receivable............................   1,002,490   1,090,672
  Other receivables....................................     681,526     486,152
  Deferred tax assets..................................     374,086         --
  Other current assets.................................      25,027      11,981
                                                        ----------- -----------
    Total current assets...............................  14,382,527  13,701,226
                                                        ----------- -----------
Current liabilities
  Line of credit.......................................         --    5,766,832
  Current portion of notes payable.....................       6,667       6,667
  Trade accounts payable...............................   4,345,373   3,765,762
  Current tax payable..................................     255,673         --
  Accrued liabilities..................................   2,347,676   1,984,397
  Accrued interest.....................................       5,227       2,007
  Deposits and other payables..........................  10,985,989   9,852,398
                                                        ----------- -----------
    Total current liabilities..........................  17,946,605  21,378,063
                                                        ----------- -----------
Net current liabilities of discontinued operations..... $ 3,564,078 $ 7,676,837
                                                        =========== ===========

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                            1999        1998
                                                         ----------  ----------
Property and equipment
  Computer equipment and software.......................  1,063,674     902,841
  Furniture and fixtures................................    334,944     321,589
  Accumulated depreciation and amortization.............   (506,535)   (249,217)
                                                         ----------  ----------
                                                            892,083     975,213
                                                         ----------  ----------
Other assets
  Goodwill, net.........................................  3,022,748   2,993,539
  Purchased contracts, net..............................     70,555      35,092
  Deposits..............................................    185,514   1,570,278
  Other.................................................    417,649     494,850
                                                         ----------  ----------
    Total other assets..................................  3,696,466   5,093,759
                                                         ----------  ----------
Net long-term assets of discontinued operations......... $4,588,549  $6,068,972
                                                         ==========  ==========

     The operating results of HBS for the years ended December 31, 1999 and 1998 are as follows:

                                                        1999          1998
                                                    ------------  ------------
Operating revenues................................. $ 23,702,748  $ 19,633,576
Cost of revenues...................................  (17,385,337)  (13,043,784)
                                                    ------------  ------------
    Gross profit...................................    6,317,411     6,589,792
Selling, general and administrative expenses.......   (4,061,227)   (2,932,615)
Charge in connection with terminated customers.....      226,219    (4,271,394)
Advance funding program income, net................      341,294       691,174
                                                    ------------  ------------
  Income from operations...........................    2,823,697        76,957
Other income (expense).............................     (183,459)      (84,113)
                                                    ------------  ------------
  Income (loss) before income tax provision........    2,640,238        (7,156)
  Income tax provision.............................      118,413           --
                                                    ------------  ------------
  Net income (loss)................................ $  2,758,651  $     (7,156)
                                                    ============  ============

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

     During the year ended December 31, 1998, HBS recorded a charge of $4,271,394. The charge relates primarily to cash received from LECs that has been paid by HBS to terminated customers and must be refunded to the LECs. Under its billing contracts with the LECs, HBS is obligated to pay these refunds if it is unable to collect them from its customers. During the later half of 1998, HBS paid an estimated $3,800,000 to terminated customers that will have to be refunded to the LECs. Of this amount, $1,471,742 were actually refunded to local exchange carriers in calendar 1998. Management does not believe that these amounts can be collected from the four customers that generated most of the charge since they are out of business with no material surviving assets. The refunds resulted from customers placing inappropriate charges on consumer's local telephone bills. The inappropriate charges stem from unauthorized switching of long distance service from a consumer's incumbent provider to our customer and placing unauthorized charges for services such as voice mail, internet access and paging on consumer's local telephone bills. Prior to incurring these refunds, HBS had processed billing records for these customers for periods ranging from approximately 10 months to two years. During these periods LEC refunds were within acceptable levels.

     The $4,271,394 consists of cash refunds made in calendar 1998 of $1,471,742 and estimated future refunds as of December 31, 1998 of $2,799,652 which is included in deposits and other payables in the balance sheet presented above. HBS estimated the $2,799,652 by reviewing actual refunds for the terminated customers in 1998 and 1999 and projecting future refunds based on each customer's actual refund pattern. In addition to the $3,800,000 discussed above, included in the $4,271,394 charge is a $250,000 payment made to the FTC as further described in Note 5, legal fees and other charges. HBS has instituted a series of controls to limit its exposure to this type of refund in the future.

     In 1999, HBS expended $1,663,221 in cash relating to the $4,271,394 dollar loss. Management determined that the loss was overestimated by $226,219, and accordingly, adjusted the reserve. At December 31, 1999, $910,212 of the original $4,271,394 estimated loss remained in the deposits and other payables section of the balance sheet presented above. This is the remaining amount estimated for future cash expenditures expected to be charged by the LECs in connection with the terminated customers.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

4. Property and Equipment

     At December 31, 1999, property and equipment consists of the following:

   Computers and office equipment................................... $1,524,626
   Furniture and fixtures...........................................     87,802
   Leasehold improvements...........................................     19,848
                                                                     ----------
                                                                      1,632,276
   Less accumulated depreciation and amortization...................    (23,431)
                                                                     ----------
   Property and equipment, net...................................... $1,608,845
                                                                     ==========

     Amortization of equipment purchased under capitalized lease obligations is included in depreciation expense. Included in property and equipment is $209,782 of equipment under capital leases at December 31, 1999. Accumulated amortization related to equipment under capital leases amounted to $13,111 at December 31, 1999.

5. Commitments and Contingencies

 Continuing Operations:

     PSI leases office space and certain equipment under various noncancelable operating and capital leases. Future minimum lease payments required under the operating and capital leases are as follows:

                                                             Operating Capital
   Year ended December 31,                                    leases    leases
   -----------------------                                   --------- --------
   2000..................................................... $466,419  $107,010
   2001.....................................................  155,473    42,910
   2002.....................................................      --     28,261
   2003.....................................................      --        --
   2004.....................................................      --        --
                                                             --------  --------
   Total minimum lease payments............................. $621,892   178,181
                                                             ========
   Less amount representing interest........................             26,555
                                                                       --------
   Present value of minimum lease payments..................            151,626
   Less current portion at December 31, 1999................             89,577
                                                                       --------
   Long-term obligation at December 31, 1999................           $ 62,049
                                                                       ========

     Rent expense under such leases was $23,664 for the year ended December 31, 1999.

 Discontinued operations:

     HBS has entered into various non-cancelable operating leases relating to equipment and office space. Future minimum payments on leases having remaining terms in excess of one year as of December 31, 1999 are as follows:

   Year ended December 31,
   -----------------------
   2000............................................................... $108,462
   2001...............................................................  108,462
   2002...............................................................  108,462
   2003...............................................................      --
   2004...............................................................      --
                                                                       --------
   Total minimum lease payments....................................... $325,386
                                                                       ========

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

     Rent expense for the years ended December 31, 1999 and 1998 amounted to $108,462 and $109,026, respectively.

     HBS is obligated to pay minimum usage charges over the lifetime of most LEC billing contracts. Each contract has a minimum usage amount which relates to HBS' customers' sales volume to be processed through the LEC. HBS does not expect to incur any losses with respect to these minimum usage requirements. The remaining minimum usage for significant contracts at December 31, 1999 is as follows:

                                                        Amount       Expires
                                                      ---------- ---------------
   Contract 1........................................ $4,850,000   March 1, 2001
   Contract 2........................................    450,000 January 1, 2003
   Others............................................    757,000 Throughout 2003
                                                      ----------
                                                      $6,057,000
                                                      ==========

     HBS files consolidated sales and excise tax returns on behalf of its customers for the various municipal, state and Federal jurisdictions in which its customers do business. HBS relies on monthly tax reports it receives from the LEC's in reporting and remitting such taxes. HBS' customers are contractually obligated to reimburse HBS for any disputes with taxing authorities that may arise from filing the sales and excise tax returns on behalf of their customers. HBS is contingently liable for any such disputes or assessments if its customers are unable or unwilling to honor the contract provisions. There were no such disputes at December 31, 1999. HBS is also contingently liable for chargebacks from the LEC's, to the extent such charge backs exceed HBS' reserves for such charge backs. This contingent liability is increased when HBS discontinues business with a particular customer.

     In connection with the acquisition of HBS, two of the previous partners of HBS entered into contingent incentive compensation agreements with HBS under which 666,664 shares are issuable based on HBS achieving certain pre-tax income levels (as defined). During 1998 and 1999, 0 and 416,665 shares, respectively, were released pursuant to these contingent incentive compensation agreements. These shares are reflected as compensation and an increase in stockholders equity in the accompanying financial statements. Furthermore, they are included in the $991,300 addition to paid-in capital in the statement of stockholders equity for the year ended December 31, 1999.

     HBS was party to a legal proceeding filed in July 1998. HBS was named in a complaint for injunctive relief filed by the Federal Trade Commission ("FTC") against Veterans of America Association ("VOAA"). The suit alleged that VOAA caused unauthorized charges to appear on end users' bills based on deceptive marketing programs and sought relief against HBS and others. Several months prior to the filing of the suit, HBS terminated its contract with VOAA based on suspicion of the same activities alleged by the FTC in its suit. Since termination, HBS has voluntarily paid out approximately twice the revenue it took in from this account in order to reimburse end-users for credits due and owing. Attorneys for HBS and Avery met with the FTC immediately after suit was filed and offered full cooperation in its investigation. Without admitting any liability or complicity in the alleged activities of its former customer, HBS and Avery agreed to a stipulated preliminary injunction with terms consistent with existing HBS guidelines as revised before suit was filed. The suit also sought monetary fines and/or reimbursement to end-users from all parties jointly and severally. No trial date has been set by the Court, and while denying liability, HBS has offered to cooperate with the FTC in developing new standards for the industry designed to better protect end-users. In 1999, HBS settled with the FTC in the amount of $250,000 and agreed to abide by the standards set by the FTC.

     From time to time, HBS is party to what it believes is routine litigation and proceedings that may be considered as part of the ordinary course of its business. Currently, HBS is not aware of any current or pending litigation or proceedings that would have a material adverse effect on HBS' business, results of operations or financial condition.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

6. Notes Payable

  Notes payable at December 31, 1999 and 1998 are as follows:

                                                              December 31,
                                                           -------------------
                                                              1999      1998
                                                           ---------- --------
   Note payable to related party bearing interest at 12%
    per annum, principal due December 10, 2002,
    convertible to common stock at a price of $1.25 per
    share at any time, unsecured. Principal at December
    31, 1999 and 1998 is $350,000 adjusted for a discount
    for warrants issued in connection with the note based
    on imputed interest rate of 20%....................... $  325,195 $316,916
   Note payable to officers bearing interest at 10% per
    annum effective rate, principal due September 30,
    2001, net of discount.................................    170,575      --
   Note payable to seller of Primal Billing Solutions
    bearing interest at 10%, principal maturing
    May, 2001.............................................  2,030,785      --
                                                           ---------- --------
   Sub total..............................................  2,526,555  316,916
   Less current maturities................................    473,252      --
                                                           ---------- --------
   Long term portion...................................... $2,053,303 $316,916
                                                           ========== ========

     Principal amounts due on long-term debt at December 31, 1999 are as follows:

   2000............................................................. $  473,252
   2001.............................................................  1,728,108
   2002.............................................................    350,000
   2003.............................................................        --
   2004.............................................................        --
                                                                     ----------
     Total..........................................................  2,551,360
   Loan discounts...................................................    (24,805)
                                                                     ----------
     Total.......................................................... $2,526,555
                                                                     ==========

7. Stockholders' Equity (Deficit)

  The Company had six and five series of preferred stock outstanding as of December 31, 1999 and 1998, respectively.

  The preferred stock Series' A, B, C, D and E contain a conditional mandatory redemption feature. Beginning in 1998 and continuing from year to year thereafter, once audited stockholders' equity increased to $7,000,000, as compared to the December 31, 1996 stockholders' equity balance of $1,295,437, the Company would redeem the outstanding shares in each series on or before the first September 30 following that audited balance sheet date. Each series has a liquidation preference of $1.00 per share together with all unpaid dividends. Each series also includes a conversion feature. This feature provides for the preferred stockholder to convert their shares into common stock at a stated conversion price as follows: Series A and C--$2.50 per share, Series B and E--$1.00 per share, and Series D--$2.00 per share. The preferred stock Series D contains additional mandatory redemption provisions which are enacted based upon the sale of HBS. Series A, B, C, D and E preferred stock are automatically convertible at the earlier of 1) a vote of 2/3 of the shares of the respective series outstanding, or 2) the closing of an initial public offering of at least $5 per share and at least $7,000,000 in aggregate proceeds.

  The preferred stock Series F is participating and convertible. The participating feature entitles the holders to participate, on a "if converted" basis, in any and all dividends paid with respect to the common stock. The conversion feature associated with the Series F provides for the issuance of one share of common stock for every share of preferred Series F issued.

  Dividends are payable, as and if declared by the Board of Directors at an annual rate of $0.10 per share (Series A and D) and $0.12 per share (Series B, C and E), all payable quarterly.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

8. Income Taxes

     The provision for income taxes consisted of the following:

                                                                  Years Ended
                                                                  December 31,
                                                                ----------------
                                                                  1999    1998
                                                                -------- -------
   Federal
    Current.................................................... $ 82,651 $   --
    Deferred...................................................      --      --
   State.......................................................   55,000     --
                                                                -------- -------
                                                                $137,651 $   --
                                                                ======== =======

  A reconciliation of the federal income tax provision (benefit) based on the U.S. Corporate income tax rate of 34% for 1999 and 1998 is as follows:

                                                            1999      1998
                                                          --------  ---------
   Income tax provision (benefit) at statutory rate...... $ 19,062  $(447,550)
   Meals and entertainment...............................   11,454      8,500
   Effect of sale of subsidiaries........................      --     144,365
   Stock option deduction for Federal tax purposes not
    deductible for financial reporting purposes..........      --    (269,373)
   State tax net of federal benefit......................   36,300        --
   Change in net operating loss - no benefit received.... (322,438)       --
   Net operating loss utilized...........................  (67,097)       --
   Non-deductible amortization...........................   56,223        --
   Other.................................................    8,647    (68,571)
   Valuation allowance...................................  395,500    632,629
                                                          --------  ---------
     Income tax expense.................................. $137,651  $     --
                                                          ========  =========

  Deferred taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities. The temporary differences that give rise to the deferred tax assets or liabilities are as follows:

                                                          December 31,
                                                     ------------------------
                                                        1999         1998
   Deferred tax assets                               -----------  -----------
   Accounts receivable.............................. $   126,682  $    86,880
   Accrued expenses.................................      60,264       15,370
   Capital losses in excess of capital gains........      52,564          --
   Compensatory stock options.......................      43,716       43,716
   Net operating loss...............................   1,755,240    1,497,000
   Other............................................         664          664
   Less: Valuation allowance........................  (2,039,130)  (1,643,630)
                                                     -----------  -----------
     Net deferred tax asset......................... $       --   $       --
                                                     ===========  ===========

     Deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:

                                                        1999         1998
                                                     -----------  -----------
   Current deferred tax asset....................... $   186,946  $   102,250
   Valuation allowance for current deferred tax
    asset...........................................    (186,946)    (102,250)
                                                     -----------  -----------
     Net current deferred tax asset................. $       --   $       --
                                                     ===========  ===========
   Non-current deferred tax asset................... $ 1,852,184  $ 1,541,380
   Valuation allowance for non-current deferred tax
    asset...........................................  (1,852,184)  (1,541,380)
                                                     -----------  -----------
     Net non-current deferred tax asset............. $       --   $       --
                                                     ===========  ===========

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

     The current and non-current deferred tax assets have a 100% valuation allowance due to the uncertainty of generating future taxable income.

     As of December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $4,700,000, that begin expiring in the year 2008. The utilization of the net operating loss is subject to limitations in accordance with (S)382 of the Internal Revenue Code.

9. Related Party Transactions and Other Events

     In December 1997, the Company entered into a five-year $350,000 note payable with a company for which its president is also a member of the board. The note bears interest at 12%, is convertible to common stock and contains warrants for 175,000 shares of common stock at $1.50 exercise price. The note is outstanding as of December 31, 1999, and is included with net current liabilities of discontinued operations.

     In May 1998, the Company granted an option to purchase 100,000 shares of its common stock at $2.69 per share (fair value at the date of grant) to the directors of the Company.

     During July 1998, the Company repaid a $1,000,000 loan to an entity of which its chairperson is a partner.

     Also during July 1998, the Company entered into an employment agreement with its chairperson and issued an option to purchase 420,000 shares of common stock at a price of $3.00 per share (fair value at the date of grant). The terms of the employment agreement require the Company to pay an annual salary of $200,000 for five years.

     The Company granted another warrant to a director during July 1998 for 25,000 shares at $3.00 per share.

     During December 1998, the Company entered into an employment agreement with its new president and issued an option to purchase 925,000 shares of common stock at a price of $2.00 per share (which was more than fair value at the date of grant). One-half of the option vested at the date of the grant, with the balance vesting during the first six months of 1999. The terms of the employment agreement require the Company to pay an annual salary of $200,000.

     During December 1998, the Company advanced $400,000 to an HBS employee at 9% interest. This amount is included in net current liabilities of discontinued operations. The Company advanced $100,000 to a company at 10% for which its president is a major stockholder. The advance of $100,000 was repaid in 1999.

     In December 1998, Avery's Board of Directors authorized Avery to repurchase any or all of its outstanding warrants for a price of $1.00 per underlying share. In December 1998, Avery repurchased warrants held by an entity controlled by its chairperson to purchase 100,000 shares of common stock at an exercise price of $1.50 per share. The $100,000 amount was recorded as compensation in 1998. During 1999, an additional 621,736 warrants and options with $1.50 exercise prices were repurchased from entities controlled by the Company's chairperson for a price of $1.00 per underlying share. The entire amount of $621,736 has been included as an expense in income from discontinued operations.

     At the close of business on September 30, 1999, the Company purchased Primal Systems, Inc. Mark Nielsen, President and Chief Executive Officer of the Company, was Chairman of the Board and a significant shareholder of Primal Systems at the time of the purchase.

     In conjunction with the acquisition of PSI, Avery acquired certain notes payable to the officers of PSI. At December 31, 1999, the total amount due on these notes was $170,575, net of discount of $6,091. These notes bear interest at 6%. The current portion of these notes at December 31, 1999 was $88,333 and the long-term portion of these notes was $82,242.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

10. Stock Options and Warrants

     Pursuant to various note agreements and in accordance with agreements for key employees, the Company has issued certain stock options and warrants. The options are considered compensatory.

     Following is a summary of warrant and option activity:

                                                            Weighted
                                                            Average
                         Compensatory                       Exercise
                           Options    Warrants     Total     Price     Total
                         ------------ ---------  ---------  -------- ----------
Outstanding at December
 31, 1997...............    592,500   2,283,923  2,876,423   $1.37   $3,946,946
  Purchase of option....   (100,000)        --    (100,000)  $1.50     (150,000)
  Granted...............  1,510,000      12,500  1,522,500   $2.32    3,532,502
  Exercised.............    (17,500)   (567,871)  (585,371)  $1.38     (806,808)
                          ---------   ---------  ---------           ----------
Outstanding at December
 31, 1998...............  1,985,000   1,728,552  3,713,552            6,522,640
  Purchase of option....        --     (621,736)  (621,736)  $1.26     (783,387)
  Granted...............  1,257,777      70,000  1,327,777   $1.56    2,066,667
  Expired...............        --     (121,666)  (121,666)  $1.50     (182,499)
                          ---------   ---------  ---------           ----------
Outstanding at December
 31, 1999...............  3,242,777   1,055,150  4,297,927           $7,623,421
                          =========   =========  =========           ==========

     The outstanding stock options and warrants expire from August 1998 through 2008.

     The following summarizes information about compensatory options outstanding at December 31, 1999:

                    Options Outstanding                          Options Exercisable
------------------------------------------------------------- -------------------------
                                Weighted Avg.   Weighted Avg.             Weighted Avg.
Range of Exercise    Number       Remaining       Exercise      Number      Exercise
     Prices        Outstanding Contractual Life     Price     Exercisable     Price
-----------------  ----------- ---------------- ------------- ----------- -------------
      $.50-
      $3.00         3,242,777     6.1 years         $1.85      2,281,268      $1.90

     The weighted average fair values of compensatory option exercise prices equal to and below market price at the date of grant are as follows:

                                                                  Equal to Below
                                                                  -------- -----
   1999..........................................................  $ 1.17  $ --
   1998..........................................................  $ 1.52  $1.37

     Compensation cost totaling $118,590 was recognized for several options granted in 1998 as the exercise price was below the fair value at the grant date. The considered fair value of the Company's common stock on the date of each respective grant was based upon the quoted NASD closing share price. The remaining options granted in 1998 and 1999 have exercise prices which approximate fair value (which was the quoted trading price at the date of grant) and accordingly, no compensation cost has been recognized for those compensatory stock options in the consolidated financial statements. Had compensation cost for the Company's stock options been determined consistent with FASB Statement No. 123, the Company's net income (loss) and net income
(loss) per share would have been (decreased) increased to the pro forma amounts indicated below.

                                                      Years ended December 31,
                                                      ------------------------
                                                         1999         1998
                                                      ------------------------
   Net income (loss)....................  As reported $ 2,677,064 $ (1,323,478)
                                          Pro forma   $ 2,126,579 $ (2,880,877)
   Income (loss) per common share (Basic
    and Diluted)........................  As reported $       .28 $       (.19)
                                          Pro forma   $       .21 $       (.38)

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

     The estimate for the fair value of each option grant is on the date of grant using the Black-Scholes method option-pricing model. The following assumptions were used for grants in 1999--dividend yield of 0%, expected volatility of 100%, expected life of 3 to 5 years and an estimated risk free interest rate of 6.0%. The following assumptions were used for grants in 1998-- dividend yield of 0%, expected volatility of 89%, expected life of 2 to 5 years and an estimated risk free interest rate of 6.0%.

     The model is based on historical stock prices and volatility which, due to the low volume of transactions, may not be representative of future price variances.

11. 401(k) Plan

     PSI has a contributory 401(k) plan which covers substantially all employees of PSI. PSI made no contribution to the plan during the period from October 1, 1999 through December 31, 1999. Avery also has a 401(k) plan which covers substantially all of the employees of Avery and HBS. Avery made contributions of $27,670 and $16,680 during the years ended December 31, 1999 and 1998, respectively.

12. Subsequent Events

  HBS Conversion to Corporation

     HBS was converted from a Texas limited partnership to a corporation named HBS Billing Services Company effective February 15, 2000. In connection with the conversion, Avery-HBS, Inc., the legal entity which owned the 1% general partnership interest of HBS, became the owner of 100% of the stock of HBS Billing Services Company. Avery-HBS intends to reincorporate in Delaware and to change its name to Thurston Communications Corporation. HBS Billing Services Company will then become a wholly owned subsidiary of Thurston Communications Corporation ("TCC"), which in turn will be a wholly owned subsidiary of Avery. These changes were and are being made in anticipation of the TCC spin-off discussed below.

  TCC Spin-Off

     On February 29, 2000, the board of directors approved the spin-off of TCC. TCC is a holding company and its only operating subsidiary is HBS. Essentially, the spin-off of TCC is a spin-off of HBS. The spin-off will be accomplished through a distribution of one share of TCC for each share of Avery held by stockholders as of the record date for the spin-off. The board of directors approved the spin-off primarily due to the fact that it appears that investors will be better able to understand the PSI and HBS businesses in separate entities rather than being combined into one entity. The exercise and conversion prices of our stock warrants, options and convertible securities will all be adjusted to reflect the spin-off. The valuation of the TCC stock to be distributed will be determined through an appraisal of the HBS business. For accounting purposes, the spin-off will be recorded at book value since HBS is an ongoing business. The spin-off will be a taxable transaction for federal income tax purposes. The financial information contained in this document presents HBS as a discontinued operation due to the spin-off. Accordingly, the amounts in the statement of operations through the provision for income taxes are PSI's plus expenses of Avery not associated with the discontinued operations segment.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 -------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Avery....................................................................   3
Risk Factors.............................................................   4
A Note About Forward-Looking Statements..................................   7
Use of Proceeds..........................................................   9
Plan of Distribution.....................................................   9
Selling Securityholders..................................................  10
Price Range of Common Stock..............................................  13
Dividend Policy..........................................................  13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  14
Business.................................................................  19
Management...............................................................  25
Certain Transactions.....................................................  31
Stock Ownership of Directors, Executive Officers and Principal Holders...  32
Description of Capital Stock.............................................  33
Legal Proceedings........................................................  35
Where You Can Find More Information......................................  35
Experts..................................................................  35
Index to Financial Statements............................................  36

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                9,326,994

                          Avery Communications, Inc.

                                 Common Stock





-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Delaware General Corporation Law

   Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145(c) of the DGCL provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section
145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

   Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

 Certificate of Incorporation

   The Certificate of Incorporation of Avery, as amended, a copy of which is filed as Exhibit 3.1 to the Registration Statement, provides that a director of Avery shall not be liable to Avery or its stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves (i) a breach of the director's duty of loyalty to Avery or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful dividend payments or stock purchases or redemptions or (iv) for a transaction from which the director derived an improper personal benefit. The Amended Certificate of Incorporation provides Avery will indemnify all persons whom it may indemnify to the fullest extent permitted by the DGCL.

 Amended and Restated Bylaws

   The Amended and Restated Bylaws of Avery, a copy of which is filed as
Exhibit 3.2 to the Registration Statement, provide that each person who at any time is or was a director of Avery, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director of Avery, or is or was serving at the request of Avery as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by Avery, against costs, charges, expenses (including without limitation, court costs and attorneys' fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection with a Proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion do not determine that such person did not act in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of Avery, and in the case of a criminal Proceeding, such person had reasonable cause to believe his conduct was unlawful. The Amended and Restated Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefits.

 Indemnification Agreements

   Avery has entered into Indemnification Agreements pursuant to which it will indemnify certain of its directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding.

 Insurance

   Avery has a directors' and officers' liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of Avery, including liabilities arising under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than the underwriting discount. All amounts are estimated except the Commission registration fee.

      SEC registration fee.............................................. $8,249
      Blue Sky fees and expenses........................................
      Accounting fees and expenses......................................
      Printing and engraving expenses...................................
      Legal fees and expenses...........................................
      Registrar and transfer agent's fees...............................
      Miscellaneous fees and expenses...................................
        Total........................................................... $

Item 26. Recent Sales of Unregistered Securities

   On January 31, 1996, Avery engaged Phipps, Teman & Company, L.L.C. ("PTC") to deliver to the Board of Directors a letter of recommendation with respect to the feasibility of recapitalizing Avery's balance sheet and restructuring certain financial arrangements, by means, among others, of (i) converting certain debt instruments into equity and/or equity-linked securities, and (ii) reducing the exercise prices of certain classes of warrants then outstanding. By letter dated February 14, 1996 (the "PTC Recommendation"), PTC recommended that Avery should offer the following: (i) to the holders of Avery's $800,000 secured bridge loan note (the "Bridge Loan Note") with warrants (the "Bridge Loan Warrants"), the right to exchange the Bridge Loan Note for a new series of cumulative convertible redeemable preferred stock that would pay cumulative preferential dividends at the rate of 10% per annum, and a reduction in the exercise price of the Bridge Loan Warrants from $0.875 to $0.60 per share; (ii) to the holders of Avery's working capital notes in the aggregate principal amount of $340,000 (the "WC Notes") with warrants (the "WC Warrants"), the right to exchange the WC Notes for a new series of cumulative convertible redeemable preferred stock that would pay cumulative preferential dividends at the rate of 12% per annum, and a reduction in the exercise price of the WC Warrants from $3.00 to $1.50 per share; (iii) to the holders of Avery's $1,050,000 secured promissory note (the "BC Note") with warrants (the "BC Warrants"), the right to exchange the BC Note for a new series of cumulative convertible redeemable preferred stock that would pay a cumulative preferential dividend at the rate of 12% per annum, and no reduction in the $0.10 per share exercise price of the BC Warrants; and (iv) to the holders of all other existing options and warrants with an exercise price per share greater than $0.50 per share (304,000 warrants (the "$1.31 Warrants") at $1.31 per share; 150,000 warrants at $1.50 per share; 150,000 warrants (the "$2.50 Warrants") at $2.50 per share; and 50,000 warrants at $1.50 per share), a reduction of the exercise price to $0.50 per share.

   The Board of Directors of Avery accepted the PTC Recommendation, and authorized the proposed recapitalization upon the terms hereinafter described (the "Avery Recapitalization").

   In July 1996, Avery entered into agreements with certain of the holders of the Bridge Loan Note, the WC Notes and the BC Note to exchange such notes on terms substantially similar to those set forth in the PTC Recommendation. The Bridge Loan Note was exchanged for 800,000 shares of Avery's Series A Junior Convertible Redeemable Preferred Stock. The exercise price of the Bridge Loan Warrant was reduced from $0.875 per share to $0.60 per share, and the Bridge Loan Warrant was exercised by the holders of the Bridge Loan Warrant, resulting in Avery's issuing 720,500 shares of Common Stock which are included in the Secondary Shares and receiving gross proceeds of $432,300. The WC Notes have been exchanged for 76,667 shares of Avery's Series C Junior Convertible Redeemable Preferred Stock. The exercise price of the WC Warrants was reduced from $3.00 per share to $1.50 per share, and the WC Warrants have been exercised by the holders of the WC Warrants, resulting in Avery's issuing 38,333 shares of Common Stock and receiving $57,500 gross proceeds. The BC Note was exchanged for 850,000 shares of Avery's Series B Junior Convertible Redeemable Preferred Stock. The exercise price of the BC Warrants remained at $0.10 per share, and the BC Warrants were exercised by the holders of the BC Warrants, resulting in Avery's issuing 475,000 shares of Common Stock which are included in the Secondary Shares and receiving gross proceeds of $47,500.

   Each of the persons who acquired the securities described in the Avery Recapitalization was an accredited investor who acquired such new securities for investment. The transactions constituting the recapitalization of Avery involved the exchange by Avery with its existing security holders exclusively where no commission or remuneration was paid or given directly or indirectly for soliciting such exchange, and therefore constituted an exempt transaction under Section 3(a)(9) of the Securities Act of 1933.

   In November 1996, Avery acquired HBS. In connection with such acquisition, Avery issued an aggregate of 1,499,627 shares of Common Stock to the former partners of HBS. Each of such persons was an "accredited investor," as defined in Rule 501 of Regulation D under the Securities Act, who acquired the shares of Common Stock for investment. Avery issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

   In November 1996, Avery sold units consisting of an aggregate of 1,880,000 shares of Preferred Stock and 1,253,330 shares of Common Stock to finance the acquisition of HBS. Each of the purchasers of such units was an accredited investor who acquired such units for investment. At the time of such purchase, each of the purchasers was also a beneficial owner of securities of Avery. Avery issued the units in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

   In March 1997, Avery issued an aggregate of 73,380 shares of Common Stock in settlement of certain accounts payable. The recipients of these shares of Common Stock were accredited investors who acquired such shares for investment. Avery issued these shares in a transaction not involving a public offering in reliance upon the exemptions set forth in Section 3(a)(9) and Section 4(2) of the Securities Act.

   In November 1997, Avery issued an aggregate of 156,154 shares of Common Stock in payment of interest due on certain notes payable of Avery. The persons who received such shares were accredited investors who acquired such shares for investment. Avery issued these shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Act. This transaction also constituted an exchange of the Common Stock by Avery with its existing security holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, and therefore constituted an exempt transaction under Section 3(a)(9) of the Securities Act.

   In November 1997, Avery issued an aggregate of 10,000 shares of Preferred Stock in exchange for certain outstanding debt of Avery. The recipient of such stock was an accredited investor who acquired such shares for investment. Avery issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Act. This transaction also constituted an exchange of the Preferred Stock by Avery with its existing security holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, and therefore constituted an exempt transaction under Section 3(a)(9) of the Securities Act.

   Since January 1, 1996, Avery issued an aggregate of 2,000,881 shares of Common Stock to approximately 20 persons upon exercise of outstanding warrants previously issued by Avery to such persons. Each of the purchasers of such shares upon exercise of such warrants was an accredited investor who acquired such shares for investment. Avery issued such shares upon exercise of such warrants in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

   On July 1, 1998, Avery granted to Patrick J. Haynes, III, its Chairman and then Chief Executive Officer, pursuant to his employment agreement, a ten-year warrant to purchase 420,000 shares of Avery's Common Stock at $3.00 per share. On December 1, 1998, Avery granted to Mark J. Nielsen, its new Chief Executive Officer, pursuant to his employment agreement, a ten-year option to purchase 425,000 shares of Avery's Common Stock at $2.00 per share. These securities were issued in reliance upon the exemption set forth in Rule 701 under the Securities Act.

   The information set forth in the prospectus constituting a part of this Registration Statement under the caption "Certain Transactions" is incorporated herein by reference. Each of the persons who acquired the securities described thereunder was an accredited investor who acquired such securities for investment. Each of such persons was also either a director of Avery or an affiliate of a director of Avery. Avery issued such securities in transactions not involving a public offering in reliance upon the exemption set forth in
Section 4(2) of the Securities Act.

   The shares of convertible preferred stock issued in the Primal merger were issued to seven individuals who were the stockholders of Primal. Each of these persons was either an accredited investor or a person who either alone or with his purchaser representative(s) had such knowledge and experience in financial and business matters that he was capable of evaluating the risks of the investment in Avery, or who Avery reasonably believed came within this description. Each of such persons confirmed that he was acquiring such shares for investment and not with a view to the distribution thereof within the meaning of the Securities Act, and agreed not to sell such shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirements. The certificate representing such shares contains a legend to such effect, and appropriate stop transfer orders were given to Avery's transfer agent. Such shares were issued in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act and in reliance on the safe harbor provided by Rule 506 thereunder.

 Item 27. Exhibits

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 2.1     Partnership Interest Purchase Agreement dated as of May 3, 1996, by and among Avery Communications, Inc., Avery Acquisition Sub, Inc.,
         Hold Billing Services, Ltd., Hold Billing & Collection, L.C., Joseph
         W. Webb, James A. Young, Edward L. Dunn, Philip S. Dunn,
         Harold D. Box, and David W. Mechler, Jr.
 2.2     First Amendment to Partnership Interest Purchase Agreement by and
         between Avery Communications, Inc., Avery Acquisition Sub, Inc., Hold
         Billing Services, Ltd., Hold Billing & Collection, L.C., Joseph W.
         Webb, James A. Young, Edward L. Dunn, Philip S. Dunn, Harold D. Box
         and David W. Mechler, Jr.
 2.3     Partnership Interest Option Agreement dated as of May 3, 1996, by and among Avery Communications, Inc., Avery Acquisition Sub, Inc., Harold
         D. Box and David W. Mechler, Jr.
 2.4     First Amendment to Partnership Interest Option Agreement dated as of
         October 15, 1996, by and among Avery Communications, Inc., Avery
         Acquisition Sub, Inc., Harold D. Box, and David W. Mechler, Jr.
 2.5     Agreement and Plan of Merger, dated as of March 19, 1999, by and among
         Avery Communications, Inc., ACI Telecommunications Financial Services
         Corporation, Primal Systems, Inc., Mark J. Nielsen, John Faltys,
         Joseph R. Simrell and David Haynes (the "Primal Merger Agreement")
 2.6     Amendment No. 1 to the Primal Merger Agreement
 2.7     Amendment No. 2 to the Primal Merger Agreement (filed as Exhibit 2.1 to the registrant's Current Report on Form 8-K, dated
         September 27, 1999, and incorporated herein by reference thereto)
 3.1     Certificate of Incorporation, as amended
 3.2     Amended and Restated Bylaws
 4.1     Specimen Common Stock Certificate
 4.2     Form of Warrant Exchange and Exercise Agreement
 4.3     Form of Warrant Exercise and Securities Exchange Agreement for
         $800,000 Bridge Loan Notes

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  4.4    Form of Warrant Exercise and Securities Exchange Agreement for
         $1,050,000 Promissory Note
  4.5    Form of Warrant Exercise and Securities Exchange Agreement for
         $340,000 Promissory Notes
  4.6    Registration Rights Agreement by and among Avery Communications, Inc.
         and Joseph W. Webb, James A. Young, Edward L. Dunn, Philip S. Dunn,
         Harold D. Box, and David W. Mechler, Jr. dated November 15, 1996
  4.7    Registration Rights Agreement by and between Avery Communications,
         Inc. and The Franklin Holding Corporation (Delaware) dated May 30,
         1997
  4.8    Registration Rights Agreement by and between Avery Communications,
         Inc. and Roger Felberbaum dated December 5, 1996
  4.9    Registration Rights Agreement by and between Avery Communications,
         Inc. and Giulio Curiel dated December 31, 1996
  4.10   Registration Rights Agreement by and between Avery Communications,
         Inc. and Sabina International S.A. dated December 31, 1996
  4.11   Form of Investor Warrant
  4.12   Registration Rights Agreement by and between Avery Communications,
         Inc. and Thomas A. Montgomery dated January 24, 1997
  4.13   Registration Rights Agreement by and between Avery Communications,
         Inc. and Thurston Bridge Fund, L.P. dated December 6, 1996
  4.14   Registration Rights Agreement by and between Avery Communications,
         Inc. and Eastern Virginia Small Business Investment Corporation dated
         December 23, 1996
  4.15   Securities Exchange Agreement for 1996 HBS Series
  4.16   $350,000 Promissory Note payable to Eastern Virginia Small Business
         Investment Corporation dated December 23, 1996
  4.17   $50,000 Promissory Note to Global Capital Resources, Inc. dated
         September 30, 1996
  4.18   Loan and Security Agreement, by and between Hold Billing Services,
         Ltd. and FINOVA Capital Corporation dated March 25, 1997
  4.19   Schedule to Loan and Security Agreement, by and between Hold Billing
         Services, Ltd. and FINOVA Capital Corporation dated March 25, 1997
  4.20   Amendment to Loan and Security Agreement and Schedule to Loan and
         Security Agreement, by and between Hold Billing Services, Ltd. and
         FINOVA Capital Corporation dated February 1998
  4.21   Second Amendment to Loan and Security Agreement and Schedule to Loan
         and Security Agreement, by and between Hold Billing Services, Ltd. and
         FINOVA Capital Corporation dated April 1998
  4.22   $7,500,000 Secured Revolving Credit Note to FINOVA Capital Corporation
         from Hold Billing Services dated March 25, 1997
  5.1    Opinion of Winstead Sechrest & Minick P.C.
 10.1    Employment Agreement by and between Avery Communications, Inc. and
         Patrick J. Haynes, III dated July 1, 1998
 10.2    Stock Warrant Certificate to Patrick J. Haynes, III dated July 1, 1998
 10.3    Employment and Noncompetition Agreement by and between Hold Billing
         Services, Ltd. and Harold D. Box dated November 15, 1996

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
 10.4    Employment Agreement by and between Avery Communications, Inc. and
         Mark J. Nielsen dated December 1, 1998
 10.5    Avery Communications, Inc. Stock Option to Mark J. Nielsen dated
         December 1, 1998
 10.6    Investment Agreement by and between The Franklin Holding Corporation
         (Delaware) and Avery Communications, Inc. dated May 30, 1997
 10.7    Warrant to the Thurston Group, Inc. dated May 27, 1997
 10.8    Avery Communications, Inc. Stock Purchase Warrant to Thurston Bridge
         Fund, L.P. dated December 6, 1996
 10.9    Avery Communications, Inc. Stock Purchase Warrant to Eastern Virginia
         Small Business Investment Corporation dated December 23, 1996
 10.10   Avery Communications, Inc. Stock Purchase Warrant to The Franklin
         Holding Corporation (Delaware) dated May 30, 1997
 10.11   Form of Billing Services Agreement
 10.12   Form of Supplemental Advance Purchase Agreement
 10.13   Form of Director and Officer Indemnification Agreement
 10.14   Avery Communications, Inc. 1999 Flexible Incentive Plan (filed as
         Exhibit 99.1 to the registrant's registration statement on Form S-8
         (File No. 333-33486) and incorporated herein by reference thereto)
 11.1*   Statement Regarding Computation of Earnings per Share
 16.1    Letter from PricewaterhouseCoopers LLP on change in certifying accountant
 21.1    Subsidiaries of Registrant
 23.1*   Consent of King Griffin & Adamson P.C.
 23.2    Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1)
 24.1    Power of Attorney (included on signature page of this Registration
         Statement as originally filed)
 24.2    Power of Attorney for Mark J. Nielsen
 24.3    Power of Attorney for Robert T. Isham, Jr.
 27.1*   Financial Data Schedule for Twelve Months Ended December 31, 1999

--------

* Filed with Post-Effective Amendment No. 1.

Item 28. Undertakings

Rule 415

Avery will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Commission Policy on Indemnification

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Avery pursuant to the foregoing provisions, or otherwise, Avery has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Avery will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Rule 430A

Avery will:

    (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Avery under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the
City of Chicago, State of Illinois, on April   , 2000

                                         AVERY COMMUNICATIONS, INC.

                                            By:     /s/ Scot M. McCormick
                                               -------------------------------
   In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

              Signature                       Title                   Date
              ---------                       -----                   ----
   /s/ Patrick J. Haynes, III*     Director, Chairman of the Board
---------------------------------                                   April   , 2000
      Patrick J. Haynes, III

      /s/ Mark J. Nielsen*         Director, President and Chief
---------------------------------   Executive Officer (Principal    April   , 2000
          Mark J. Nielsen           Executive Officer)

      /s/ Scot M. McCormick        Director, Vice President, Chief
---------------------------------   Financial Officer and Secretary April   , 2000
         Scot M. McCormick          (Principal Accounting Officer)

      /s/ Norman M. Phipps*        Director
---------------------------------                                   April   , 2000
         Norman M. Phipps

      /s/ J. Alan Lindauer*        Director
---------------------------------                                   April   , 2000
         J. Alan Lindauer

      /s/ Stephen L. Brown*        Director
---------------------------------                                   April   , 2000
         Stephen L. Brown

    /s/ Robert T. Isham, Jr.*      Director
---------------------------------                                   April   , 2000
       Robert T. Isham, Jr.

*By: /s/  Scot M. McCormick
  ------------------------------                                    April   , 2000
         Scot M. McCormick
         Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit                                                                  Page
 Number                     Description of Document                      Number
 -------                    -----------------------                      ------
 2.1     Partnership Interest Purchase Agreement dated as of May 3,
         1996, by and among Avery Communications, Inc., Avery
         Acquisition Sub, Inc., Hold Billing Services, Ltd., Hold
         Billing & Collection, L.C., Joseph W. Webb, James A. Young,
         Edward L. Dunn, Philip S. Dunn, Harold D. Box, and David W.
         Mechler, Jr.
 2.2     First Amendment to Partnership Interest Purchase Agreement by
         and between Avery Communications, Inc., Avery Acquisition
         Sub, Inc., Hold Billing Services, Ltd., Hold Billing &
         Collection, L.C., Joseph W. Webb, James A. Young, Edward L.
         Dunn, Philip S. Dunn, Harold D. Box and David W. Mechler, Jr.
 2.3     Partnership Interest Option Agreement dated as of May 3,
         1996, by and among Avery Communications, Inc., Avery
         Acquisition Sub, Inc., Harold D. Box and David W.
         Mechler, Jr.
 2.4     First Amendment to Partnership Interest Option Agreement
         dated as of October 15, 1996, by and among Avery
         Communications, Inc., Avery Acquisition Sub, Inc., Harold D.
         Box, and David W. Mechler, Jr.
 2.5     Agreement and Plan of Merger, dated as of March 19, 1999, by and among Avery Communications, Inc., ACI Telecommunications
         Financial Services Corporation, Primal Systems, Inc., Mark J.
         Nielsen, John Faltys, Joseph R. Simrell and David Haynes (the
         "Primal Merger Agreement")
 2.6     Amendment No. 1 to the Primal Merger Agreement, dated as of
         March 19, 1999
 2.7     Amendment No. 2 to the Primal Merger Agreement (filed as
         Exhibit 2.1 to the registrant's Current Report on Form 8-K, dated September 27, 1999, and incorporated herein by
         reference thereto)
 3.1     Certificate of Incorporation, as amended
 3.2     Amended and Restated Bylaws
 4.1     Specimen Common Stock Certificate
 4.2     Form of Warrant Exchange and Exercise Agreement
 4.3     Form of Warrant Exercise and Securities Exchange Agreement
         for $800,000 Bridge Loan Notes
 4.4     Form of Warrant Exercise and Securities Exchange Agreement
         for $1,050,000 Promissory Note
 4.5     Form of Warrant Exercise and Securities Exchange Agreement
         for $340,000 Promissory Notes
 4.6     Registration Rights Agreement by and among Avery
         Communications, Inc. and Joseph W. Webb, James A. Young,
         Edward L. Dunn, Philip S. Dunn, Harold D. Box, and David W.
         Mechler, Jr. dated November 15, 1996
 4.7     Registration Rights Agreement by and between Avery
         Communications, Inc. and The Franklin Holding Corporation
         (Delaware) dated May 30, 1997
 4.8     Registration Rights Agreement by and between Avery
         Communications, Inc. and Roger Felberbaum dated December 5,
         1996
 4.9     Registration Rights Agreement by and between Avery
         Communications, Inc. and Giulio Curiel dated December 31,
         1996

 Exhibit                                                                  Page
 Number                     Description of Document                      Number
 -------                    -----------------------                      ------
  4.10   Registration Rights Agreement by and between Avery
         Communications, Inc. and Sabina International S.A. dated
         December 31, 1996
  4.11   Form of Investor Warrant
  4.12   Registration Rights Agreement by and between Avery
         Communications, Inc. and Thomas A. Montgomery dated January
         24, 1997
  4.13   Registration Rights Agreement by and between Avery
         Communications, Inc. and Thurston Bridge Fund, L.P. dated
         December 6, 1996
  4.14   Registration Rights Agreement by and between Avery
         Communications, Inc. and Eastern Virginia Small Business
         Investment Corporation dated December 23, 1996
  4.15   Securities Exchange Agreement for 1996 HBS Series
  4.16   $350,000 Promissory Note payable to Eastern Virginia Small
         Business Investment Corporation dated December 23, 1996
  4.17   $50,000 Promissory Note to Global Capital Resources, Inc.
         dated September 30, 1996
  4.18   Loan and Security Agreement, by and between Hold Billing
         Services, Ltd. and FINOVA Capital Corporation dated March 25,
         1997
  4.19   Schedule to Loan and Security Agreement, by and between Hold
         Billing Services, Ltd. and FINOVA Capital Corporation dated
         March 25, 1997
  4.20   Amendment to Loan and Security Agreement and Schedule to Loan
         and Security Agreement, by and between Hold Billing Services,
         Ltd. and FINOVA Capital Corporation dated February 1998
  4.21   Second Amendment to Loan and Security Agreement and Schedule
         to Loan and Security Agreement, by and between Hold Billing
         Services, Ltd. and FINOVA Capital Corporation dated April
         1998
  4.22   $7,500,000 Secured Revolving Credit Note to FINOVA Capital
         Corporation from Hold Billing Services dated March 25, 1997
  5.1    Opinion of Winstead Sechrest & Minick P.C.
 10.1    Employment Agreement by and between Avery Communications,
         Inc. and Patrick J. Haynes, III dated July 1, 1998
 10.2    Stock Warrant Certificate to Patrick J. Haynes, III dated
         July 1, 1998
 10.3    Employment and Noncompetition Agreement by and between Hold
         Billing Services, Ltd. and Harold D. Box dated November 15,
         1996
 10.4    Employment Agreement by and between Avery Communications,
         Inc. and Mark J. Nielsen dated December 1, 1998
 10.5    Avery Communications, Inc. Stock Option to Mark J. Nielsen
         dated December 1, 1998
 10.6    Investment Agreement by and between The Franklin Holding
         Corporation (Delaware) and Avery Communications, Inc. dated
         May 30, 1997
 10.7    Warrant to the Thurston Group, Inc. dated May 27, 1997
 10.8    Avery Communications, Inc. Stock Purchase Warrant to Thurston
         Bridge Fund, L.P. dated December 6, 1996

 Exhibit Number                          Description of Document                             Page Number
 --------------                          -----------------------                             -----------
 10.9             Avery Communications, Inc. Stock Purchase Warrant to Eastern
                  Virginia Small Business Investment Corporation dated December 23,
                  1996
 10.10            Avery Communications, Inc. Stock Purchase Warrant to The Franklin
                  Holding Corporation (Delaware) dated May 30, 1997
 10.11            Form of Billing Services Agreement
 10.12            Form of Supplemental Advance Purchase Agreement
 10.13            Form of Director and Officer Indemnification Agreement
 10.14            Avery Communications, Inc. 1999 Flexible Incentive Plan (filed as
                  Exhibit 99.1 to the registrant's registration statement on Form S-
                  8 (File No. 333-33486) and incorporated herein by reference thereto)
 11.1*            Statement Regarding Computation of Earnings per Share
 16.1             Letter from PricewaterhouseCoopers LLP on change in certifying accountant
 21.1             Subsidiaries of Registrant
 23.1*            Consent of King Griffin & Adamson P.C.
 23.2             Consent of Winstead Sechrest & Minick P.C. (included in Exhibit
                  5.1)
 24.1             Power of Attorney (included on signature page of this Registration
                  Statement as originally filed)
 24.2             Power of Attorney for Mark J. Nielsen
 24.3             Power of Attorney for Robert T. Isham, Jr.
 27.1*            Financial Data Schedule for Twelve Months Ended December 31, 1999

--------

* Filed with Post-Effective Amendment No. 1